UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Internap Network Services Corporation
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Internap Network Services Corporation
250 Williams Street, Suite E-100
Atlanta, Georgia 30303

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders,

We invite you to attend Internap’s 2010 Annual Meeting of Stockholders at our corporate headquarters located at 250 Williams Street, Suite E-100, Atlanta, Georgia, on Thursday, June 17, 2010, at 10:00 a.m. local time. At the meeting, we will:

1.	vote on the election of three directors for three-year terms expiring in 2013 and one director for a one-year term expiring in 2011;

2.	vote on an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock, $0.001 par value;

3.	vote on the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for our fiscal year ending December 31, 2010; and

4.	transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

You can vote at the annual meeting and any adjournment of the meeting if you were a stockholder of record on April 19, 2010. A list of stockholders entitled to vote at the annual meeting will be available for review by our stockholders at our corporate headquarters located at 250 Williams Street, Suite E-100, Atlanta, Georgia, during ordinary business hours for the 10-day period before the meeting.

A copy of our Annual Report to Stockholders for the year ended December 31, 2009 is enclosed with this Notice. The following proxy statement and enclosed proxy card are being sent to stockholders on and after April 30, 2010.

By order of the Board of
Directors,

Richard P. Dobb Corporate Secretary and Chief
Administrative Officer

Atlanta, Georgia
April 30, 2010

Your Vote is Important to Us. Even if You Plan to Attend the Meeting in Person,
PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR
VOTE BY TELEPHONE OR THE INTERNET.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be Held On June 17, 2010.

Our proxy statement for the 2010 Annual Meeting of Stockholders and the Annual
Report to Stockholders for the fiscal year ended December 31, 2009 are available at
http://ir.internap.com/proxy10.cfm

INTERNAP NETWORK SERVICES CORPORATION
250 Williams Street, Suite E-100
Atlanta, Georgia 30303

2010 ANNUAL MEETING OF STOCKHOLDERS

June 17, 2010

PROXY STATEMENT

This proxy statement and enclosed proxy card are being furnished to you in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting. In this proxy statement, “we,” “us,” “our” and “Internap” refer to Internap Network Services Corporation and “you” and “your” refer to Internap stockholders.

Questions and Answers About the Proxy Materials and Our 2010 Annual Meeting of Stockholders

Q:	Why am I receiving these materials?

A:
Our Board of Directors is providing these proxy materials to you in connection with its solicitation of proxies for use at the Internap 2010 Annual Meeting of Stockholders, which will take place on June 17, 2010, at our corporate headquarters located at 250 Williams Street, Suite E-100, Atlanta, Georgia, at 10:00 a.m. local time. You are invited to attend the annual meeting and are requested to vote upon the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted upon at the annual meeting, the voting process, the compensation of our directors and named executive officers and certain other required information. Our Annual Report to Stockholders for the year ended December 31, 2009, which includes our audited consolidated financial statements for the years ended December 31, 2009, 2008 and 2007, is included in these proxy materials. Your proxy, which you may use to vote, is also enclosed.

Q:	What proposals will be voted upon at the annual meeting?

A:	There are three proposals scheduled to be voted upon at the annual meeting:

● election of three directors for three-year terms expiring in 2013 and election of one director for a one-year term expiring in 2011;

● approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock; and

● ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2010.

In addition, such other business as may properly come before the annual meeting will be considered and voted upon. We are not currently aware of any other matters to be considered and voted upon at the meeting.

Q:	How does Internap’s Board of Directors recommend that I vote?

A:
Your Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board of Directors, “FOR” approval of the amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2010.

Q:	Who may vote?

A:
You may vote at the annual meeting or by proxy if you were a stockholder of record at the close of business on April 19, 2010. Each stockholder is entitled to one vote per share on each matter presented. As of April 19, 2010, there were _______________ shares of our common stock outstanding.

Q:	How do I vote before the annual meeting?

A:
We offer the convenience of voting by mail-in proxy, telephone or the Internet as described in more detail below. See the enclosed proxy for voting instructions. If you properly sign and return the proxy in the form we have provided or properly vote by telephone or the Internet, your shares will be voted at the annual meeting and at any adjournment of that meeting.

Q:	What if I return my proxy but do not provide voting instructions?

A:
If you specify a choice, your proxy will be voted as specified. If you return a signed proxy but do not specify a choice, your shares will be voted “for” the election of all nominees named in this proxy statement, “for” approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock and “for” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2010. In all cases, your proxy will be voted in the discretion of the individuals named as proxies on the proxy card with respect to any other matters that may come before the annual meeting.

Q:	Can I change my mind after I vote?

A:	You may revoke your proxy at any time before it is exercised by delivering written notice of revocation to the Corporate Secretary of Internap or by attending and voting at the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:
Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote in person, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting in person, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. Shares held in “street name” through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	What is the quorum requirement for the annual meeting?

A:
The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum. If a registered stockholder indicates on his or her proxy card that the stockholder wishes to abstain from voting, or a beneficial owner instructs its bank, broker or other nominee that the stockholder wishes to abstain from voting, these shares are considered present and entitled to vote at the annual meeting. These shares will count toward determining whether or not a quorum is present.

Q:	What is the voting requirement to approve each of the proposals?

A:
A plurality of the shares voting is required to elect directors. This means that the nominees who receive the most votes will be elected. In counting votes on the election of directors, only votes “for” or “withheld” affect the outcome. Broker non-votes (which are explained below) will be counted as not voted and will be deducted from the total shares of which a plurality is required.

The affirmative vote of holders of a majority of the outstanding shares entitled to vote at the annual meeting is required to approve the proposed amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock. In counting votes on this proposal, abstentions, broker non-votes and other shares not voted will be counted as votes “against” the proposal.

Each other matter requires the affirmative vote of a majority of the shares present or represented at the annual meeting and entitled to vote upon the proposal. In counting votes on these other matters, abstentions will be counted as votes “against” the matter and broker non-votes, if any, will not be counted as votes cast and therefore will have no effect.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (a) the broker has not received voting instructions from the beneficial owner and (b) the broker lacks discretionary voting power to vote those shares.

If you do not vote your proxy and your shares are held in street name, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. On non-routine matters, if the brokerage firm has not received voting instructions from you, the brokerage firm cannot vote your shares on that proposal, which is considered a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the annual meeting. The proposal for the ratification of the appointment of our independent registered public accounting firm is routine. The proposal for approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock is non-routine. The New York Stock Exchange recently eliminated broker discretionary voting for the election of directors. Therefore, unlike in prior years, your broker is not able to vote uninstructed shares on your behalf in any director election. These rules apply to us even though our common stock is traded on The NASDAQ Global Market (“Nasdaq”). Accordingly, brokers that do not receive instructions will be entitled to vote on the ratification of the appointment of our independent registered public accounting firm at the annual meeting, but may not vote for the election of directors or for approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock. Therefore, we encourage you to sign and return your proxy, with voting instructions, before the annual meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the annual meeting?

A:	We will announce preliminary voting results at the annual meeting and publish final results in a current report on Form 8-K shortly after the meeting.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine members. Our bylaws provide that the Board is divided into three classes, with each class to be as nearly equal number as possible. Each class serves a term of office of three years, with the term of one class expiring at the annual meeting in each successive year.

We seek to achieve an appropriate level of diversity in our Board membership and to assemble a broad range of skills, expertise, knowledge and contacts to benefit our business. The Nominations and Governance Committee and the Board of Directors annually assess the current make-up of the Board, considering diversity across many dimensions, including gender, race, age, industry experience, functional areas (e.g., technology and finance), geographic scope, public and private company experience, academic background and director experience in the context of an assessment of the current and expected needs of the Board. The Nominations and Governance Committee reviews director candidates based on the Board’s needs as identified through this assessment and other factors, including their relative skills and characteristics, their exemplification of the highest standards of personal and professional integrity, their independence under Nasdaq listing standards, their potential contribution to the composition and culture of the Board and their ability and willingness to actively participate in the Board and committee meetings and to otherwise devote sufficient time to their Board duties. In particular, the Board and the Nominations and Governance Committee believe that sound governance of our company in an increasingly complex marketplace requires a wide range of viewpoints, backgrounds, skills and experiences. Although the Board does not have a formal policy regarding Board diversity, the Board believes that having such diversity among its members enhances the Board’s ability to make fully informed, comprehensive decisions.

We sell Internet services and products. Given the nature of our business, we believe it is important for members of the Board of Directors collectively to have experience in the industry in which we operate as well as corporate or other relevant leadership experience, public company officer and director experience and public company finance and accounting experience, including experience serving on other public company audit, compensation and governance committees and experience in senior finance roles at public companies. We believe that our Board collectively possesses these types of experience. Below is a summary of each director’s most relevant experience.

As recommended by the Nominations and Governance Committee, our Board of Directors has nominated Kevin L. Ober, Gary M. Pfeiffer and Michael A. Ruffolo as Class II directors for terms expiring at the 2013 annual meeting of stockholders and Debora J. Wilson as a Class III director for a term expiring at the 2011 annual meeting of stockholders. Mr. Ruffolo and Ms. Wilson joined our Board on January 1, 2010. In accordance with Delaware law and our bylaws, directors appointed by the Board to fill vacancies may only serve until the annual meeting of stockholders immediately following the appointment. For this reason, Mr. Ruffolo and Ms. Wilson must be voted upon by our stockholders at this year’s annual meeting. Each proposed nominee is willing to serve as a director if elected. However, if a nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, our incumbent Board may or may not select a substitute nominee. If a substitute nominee is selected, your shares will be voted for the substitute nominee (unless you give other instructions). If a substitute nominee is not selected, your shares will be voted for the remaining nominees. Proxies will not be voted for more than four nominees.

Biographical information for each nominee and each current director who will continue to serve after the annual meeting is presented below. Except as otherwise indicated, all have had the same principal positions and employment for over five years.

Nominees for Terms Expiring in 2013 (Class II)

Kevin L. Ober, 49, has served as a director since 1997. Mr. Ober brings more than 15 years of broad technology, business and investment experience to our Board of Directors. Mr. Ober’s extensive investment experience in the markets in which we operate, including collocation, CDN and managed services, is valuable to our Board because it closely aligns with our operations, and his investment experience facilitates an in-depth understanding of our finances. Mr. Ober is a Managing Partner of Divergent Venture Partners. Mr. Ober currently leads Divergent’s investment in Pliant Technology, Inc. Prior to Divergent, Mr. Ober spent seven years with Vulcan Ventures, a national venture capital firm owned by Paul Allen, co-founder of Microsoft Corporation. While with Vulcan, Mr. Ober led investments in Internet infrastructure companies such as Nexabit Networks, Wavtrace, Inc. and Net Perceptions, as well as Internap. Other investments included Command Audio Corporation; Capstone Turbine Corporation; Colorado MicroDisplay, Inc.; ShareWave, Inc; Terastor, Inc; and Netschools Corporation. Prior to working at Vulcan, Mr. Ober served in various positions at Conner Peripherals, Inc., a computer hard disk drive manufacturer in San Jose, California. Mr. Ober holds a B.S. in Business Administration from St. John’s University and an M.B.A. from Santa Clara University.

Gary M. Pfeiffer, 60, has served as a director since 2007. Mr. Pfeiffer’s extensive experience includes public company officer, finance and accounting experience, corporate leadership experience, international operations experience, public sector experience as well as service on the boards of directors of other public companies, including service as non-executive chairman of the board of directors and chairman of audit, compensation and executive committees. This experience includes services as Chief Financial Officer and in other senior finance roles and in senior roles involving executive management during his more than 32 years with E. I. du Pont de Nemours and Company (DuPont), a large, complex, technology-based, multinational science-based products and services company. During his career with DuPont, Mr. Pfeiffer held a variety of financial and business leadership positions in the United States, Brazil and Japan. From 1997 to 2006, Mr. Pfeiffer served as Senior Vice President and Chief Financial Officer of DuPont. Mr. Pfeiffer also served as Secretary of Finance for the State of Delaware from January 2009 through June 2009. Mr. Pfeiffer is a member of the board of directors of Quest Diagnostics, Inc. and serves as non-executive chairman of the board of directors of The Talbots, Inc. Mr. Pfeiffer holds a B.A. and an M.B.A. from the College of William and Mary in Virginia. Mr. Pfeiffer’s background and skills have qualified him to chair our Audit Committee and to serve as our Audit Committee financial expert.

Michael A. Ruffolo, 48, has served as a director since January 1, 2010. Mr. Ruffolo has more than 27 years of broad business experience, including six years as a technology-company Chief Executive Officer, service as a Chief Information Officer of a Fortune 500 company as well as Chief Operating Officer of an Internet services company that experienced significant turnaround growth during his tenure. These varied positions provide Mr. Ruffolo with insight into various areas of our business, including sales, marketing, services, information technology and operations. In addition to his business experience, Mr. Ruffolo has served as a board member of other public companies as well as chairman of a compensation committee, all of which makes him a valuable addition to our Board of Directors. Mr. Ruffolo currently serves as Chief Executive Officer and President of Crossbeam Systems, Inc., a security platform provider. From 2004 to February 2010, Mr. Ruffolo served as Chairman and Chief Executive Officer of Liquid Machines, Inc., a provider of enterprise rights management solutions. Mr. Ruffolo served as Executive Vice President and Chief Operating Officer of Akamai Technologies, Inc. from 2001 until 2004. From 2000 to 2001, Mr. Ruffolo served as Executive Vice President of Global Sales, Services and Marketing of EMC Corporation. From 1998 to 1999, Mr. Ruffolo served as President of the Document Solutions Group at Xerox Corporation. From 1988 to 1998, Mr. Ruffolo served in various capacities at NCR Corporation, a global technology company, including Vice President and Chief Information Officer from 1996 to 1998. Mr. Ruffolo served as a director of Pomeroy IT Solutions, Inc. from 2007 to 2009. Mr. Ruffolo holds an M.B.A. from Harvard Graduate School of Business Administration and a B.S. from the University of Dayton. Mr. Ruffolo also has post graduate education in advanced management from the European Institute of International Business in Fountainebleau, France.

Nominee for Term Expiring in 2011 (Class III)

Debora J. Wilson, 52, has served as a director since January 1, 2010. Ms. Wilson brings more than 30 years of experience managing key operational functions including sales, marketing, product development and management, business development, technology, human resources and finance/accounting. Ms. Wilson gained valuable executive management, business and leadership skills during her service as Chief Executive Officer of a technology-driven company. Ms. Wilson also brings in-depth knowledge of corporate governance and finance matters based on her experience as a director of several public and private company boards of directors. Ms. Wilson served as President and Chief Executive Officer of The Weather Channel from 2004 to 2009 and in other positions including Senior Vice President, Executive Vice President and Chief Operating Officer from 1994 to 2004. Before joining The Weather Channel, Ms. Wilson spent 15 years in the telecommunications industry at Bell Atlantic (now Verizon) and held management positions in network operations and new product development. Ms. Wilson is a member of the board of directors of Markel Corporation. Ms. Wilson has a B.S. in Business Administration from George Mason University in Virginia.

Your Board of Directors unanimously recommends that you vote FOR each of the above-listed nominees.

Continuing Directors with Terms Expiring in 2011 (Class III)

Eugene Eidenberg, 70, has served as a director since 1997. Dr. Eidenberg has broad experience in venture capital firms as well as significant public service at both the state and federal levels. Dr. Eidenberg brings an in-depth knowledge of the business and operational issues facing our company as well as the leadership, management and business skills gained during his tenure as our Chief Executive Officer. Dr. Eidenberg’s service as a senior executive at a telecommunications company provides strategic planning and corporate development expertise to our Board of Directors. Dr. Eidenberg served as non-executive Chairman of our Board of Directors from 2002 until June 2009 and as Chairman from November 1997 until April 2002. From July 2001 until April 2002, Dr. Eidenberg served as our Chief Executive Officer. Since 2005, Dr. Eidenberg has been a Strategic Advisor of Granite Venture Associates LLC, an early-stage high tech venture capital firm, after co-founding the firm and serving as a Managing Director from 1999 until 2005. Since 1998, Dr. Eidenberg has served as a Principal of Hambrecht & Quist Venture Associates, an early-stage high tech venture capital firm, and was an advisory director at the San Francisco investment-banking firm of Hambrecht & Quist from 1995 to 1998. Dr. Eidenberg served for 12 years in a number of senior management positions with MCI Communications Corporation, including Senior Vice President for Regulatory and Public Policy, President of MCI’s Pacific Division, Executive Vice President for Strategic Planning and Corporate Development and Executive Vice President for MCI’s international businesses. Dr. Eidenberg was Secretary to the Cabinet and Assistant to the President during the Carter Administration. Dr. Eidenberg is currently a director of a private company. Dr. Eidenberg holds a Ph.D. and a M.A. from Northwestern University and a B.A. from the University of Wisconsin.

Daniel C. Stanzione, 64, has served as a director since 2004 and our non-executive Chairman since July 2009. Dr. Stanzione brings more than 30 years of experience in technology and communications companies, including service as Chief Operating Officer, Chief Technology Officer and general manager of a large telecommunications company. Dr. Stanzione’s business management, leadership and problem-solving skills developed as an executive and director of other public and private companies, and specific experience in various areas including technology, corporate governance, accounting and finance, brings valuable skills to our Board of Directors. Dr. Stanzione is President Emeritus of Bell Laboratories as well as an independent consultant. Dr. Stanzione retired from Lucent Technologies Inc. in 2000 where he served as Chief Operating Officer and as President of Bell Laboratories. At Lucent’s formation in 1995, Dr. Stanzione was President of Network Systems, Lucent’s largest business unit that sold products and services to telecommunication service providers around the world. Dr. Stanzione is currently the Lead Independent Director of Quest Diagnostics Inc. and two private companies. Dr. Stanzione is currently a consultant and serves on the Network Advisory Board at Accenture plc. Dr. Stanzione previously served as a director of Avaya Inc. from 2000 until 2007 and on various private company boards. Dr. Stanzione holds a B.S. in Electrical Engineering, a M.S. in Environmental Systems Engineering and a Ph.D. in Electrical and Computer Engineering, all from Clemson University.

Continuing Directors with Terms Expiring in 2012 (Class II)

J. Eric Cooney, 44, has been our President and Chief Executive Officer and a director since March 2009. Mr. Cooney brings valuable experience creating stockholder value as a public-company Chief Executive Officer in the telecommunications, media and technology industry. Further Mr. Cooney’s practical experience includes: conceiving and executing a business turnaround, leading global organizations, executing buy-side and sell-side mergers and acquisitions transactions and rebuilding sales and engineering teams. Mr. Cooney joined the global digital video business of NDS, Inc (a News Corporation company) in April 1997, which was acquired by TANDBERG Television, in October 1999. Mr. Cooney held a number of positions including Vice President/General Manager Americas and Chief Operating Officer, before assuming his role as President and Chief Executive Officer of TANDBERG Television in June 2003. TANDBERG Television was acquired by the Ericsson Group in early 2007 and Mr. Cooney continued his role as Chief Executive Officer of the television business unit within Ericsson until he joined our company in 2009. Prior to his career in the digital video industry, Mr. Cooney spent several years working in systems engineering and sales in the computer process control industry and also spent five years as a U.S. Naval officer. Mr. Cooney received post graduate education in Nuclear Engineering from the U.S. Navy, a B.S. from the University of Rochester and an M.B.A. from the University of Southern California.

Charles B. Coe, 61, has served as a director since 2003. Mr. Coe is a 28-year veteran of the telecommunications industry, including 15 years with BellSouth Corporation. Mr. Coe brings a wealth of management, leadership and business skills from his professional experience as well as his service on another public company board. During his tenure at BellSouth, Mr. Coe served as President of BellSouth Network Services, President of BellSouth Telecommunications, President of BellSouth International and Group President of Customer Operations for BellSouth Telecommunications. Previously, Mr. Coe served in various management positions with AT&T Communications and American Telesystems Corporation. Mr. Coe is currently a director of Dycom Industries, Inc. Mr. Coe holds a M.B.A. from Georgia State University and a B.S. from The Citadel.

Patricia L. Higgins, 60, has served as a director since 2004. Ms. Higgins has over 30 years of experience in the telecommunications industry, including experience as Chief Executive Officer in the colocation industry and service as Chief Information Officer for a Fortune 100 company. Ms. Higgins brings leadership, business and management skills developed as an executive and director of other public companies, including serving as chairwoman of audit, committee, finance and governance committees. Ms. Higgins is the former President, Chief Executive Officer and a member of the board of directors of Switch & Data Facilities Company, Inc., a provider of neutral interconnection and colocation services. From 1999 to 2000, Ms. Higgins served as Chairwoman and Chief Executive Officer of The Research Board, a consulting and research services company for information technology. Prior to 1999, Ms. Higgins was the Chief Information Officer of Alcoa Inc. and also held senior management positions at UNISYS Corporation, Verizon (NYNEX) and AT&T Inc. Ms. Higgins currently serves on the board of directors of The Travelers Companies, Inc.; Barnes & Noble, Inc.; Dycom Industries, Inc; and Visteon Corporation. Ms. Higgins also served as a director of Delta Airlines, Inc. from 2005 until 2007; SpectraSite, Inc. from 2004 until 2005 and The Williams Companies, Inc. from 1995 to 2000. Ms. Higgins holds a B.A. from Montclair State University and attended Harvard Business School’s Advanced Management Program.

BOARD AND COMMITTEE MEMBERSHIP AND MEETINGS

Our stockholders elect the Board of Directors to oversee management of our company. The Board delegates authority to the Chief Executive Officer and senior management to pursue the company’s mission and oversees the Chief Executive Officer’s and senior management’s conduct of our business. In addition to its general oversight function, the Board reviews and assesses the company’s strategic and business planning, senior management’s approach to addressing significant risks and has additional responsibilities including, but not limited to, the following:

●	reviewing and approving the company’s key objectives and strategic business plans and monitoring implementation of those plans and our success in meeting identified objectives;
●	reviewing the company’s financial objectives and major corporate plans, business strategies and actions;
●	selecting, evaluating and compensating the Chief Executive Officer and overseeing Chief Executive Officer succession planning;
●	providing advice and oversight regarding the selection, evaluation, development and compensation of executive management;
●	reviewing significant risks confronting our company and alternatives for their mitigation; and
●
assessing whether adequate policies and procedures are in place to safeguard the integrity of our business operations and financial reporting and to promote compliance with applicable laws and regulations, and monitoring management’s administration of those policies and procedures.

During 2009, our Board held 15 meetings. In 2009, each director then serving on the Board attended the 2009 Annual Meeting of Stockholders (seven in person and one by telephone) and all directors attended at least 75% of the meetings of the Board and the committees on which they served.

We have three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominations and Governance Committee. Members of each committee are appointed by the Board and the authority, duties and responsibilities of each committee are governed by written charters approved by the Board. These charters can be found on our website at www.internap.com. In addition to regular meetings of the Board and committees, we have regular scheduled executive sessions for non-management directors.

The current membership for each of the standing committees is as follows:

Audit Committee	Compensation Committee	Nominations and Governance Committee

Gary M. Pfeiffer (Committee Chair)	Charles B. Coe (Committee Chair)	Patricia L. Higgins (Committee Chair)
Eugene Eidenberg	Patricia L. Higgins	Charles B. Coe
Kevin L. Ober	Michael A. Ruffolo	Gary M. Pfeiffer
Debora J. Wilson	Daniel C. Stanzione	Daniel C. Stanzione

Audit Committee

The Board of Directors has determined that all members of the Audit Committee are independent as defined by Nasdaq rules and the Sarbanes-Oxley Act of 2002, as applicable to audit committee members. The Board has determined that Mr. Pfeiffer, the committee Chairman, is an “audit committee financial expert” under rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee met eight times in 2009. The Audit Committee:

●	appoints, retains, compensates, oversees, evaluates and, if appropriate, terminates our independent registered public accounting firm;
●	annually reviews the performance, effectiveness, objectivity and independence of our independent registered public accounting firm and our internal audit function;
●	establishes procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters;
●	reviews with our independent registered public accounting firm the scope and results of its audit;
●	approves all audit services and pre-approves all permissible non-audit services to be performed by our independent registered public accounting firm;
●	assesses and provides oversight to management relating to identification and evaluation of major risks inherent in our business and the control processes with respect to such risks;
●	oversees the financial reporting process and discusses with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
●	reviews and monitors our accounting principles, policies and financial and accounting processes and controls; and
●	oversees the internal auditor and reviews and approves the annual internal audit plan.

Compensation Committee

The Board of Directors has determined that all members of the Compensation Committee are independent as defined by Nasdaq rules. The Compensation Committee met 12 times during 2009. The Compensation Committee:

●	assists the Board in discharging its responsibilities relating to executive compensation and fulfilling its responsibilities relating to our compensation and benefit programs and policies;
●	oversees the overall compensation structure, policies and programs, and assesses whether the compensation structure establishes appropriate incentives for management and employees;
●	administers and makes recommendations with respect to our incentive compensation plans, including stock option and other equity-based incentive plans;
●	reviews and approves the compensation of our executive officers, including bonuses and equity compensation;
●
reviews and approves corporate and personal goals and objectives relevant to executive officers other than the Chief Executive Officer, evaluates the performance of such executive officers in light of these goals and objectives and approves the compensation of the executive officers based on the evaluation;

●
reviews corporate and personal goals and objectives relevant to the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of these goals and objectives and recommends to the full Board the compensation of the Chief Executive Officer based on the evaluation;

●
reviews and discusses with management our Compensation Discussion and Analysis and related disclosures required by the rules of the SEC and recommends to the Board whether such disclosures should be included in our annual report and proxy statement;

●	reviews and recommends employment agreements and severance arrangements for executive officers, including change in control provisions; and
●	reviews annually the compensation of directors for service on the Board and committees and makes recommendations to the Board regarding such compensation.

See the “Compensation Discussion and Analysis” section below for more information regarding the Compensation Committee’s processes and procedures.

Nominations and Governance Committee

The Board of Directors has determined that all members of the Nominations and Governance Committee are independent as defined by Nasdaq rules. The Nominations and Governance Committee met six times during 2009. The Nominations and Governance Committee:

●	assists the Board in fulfilling its responsibilities on matters and issues related to our corporate governance practices;
●	in conjunction with the Board, establishes qualification standards for membership on the Board and its committees;
●
leads the search for individuals qualified to become members of the Board, reviews the qualifications of candidates for election to the Board and assesses the contributions and independence of incumbent directors eligible to stand for re-election to the Board;

●	selects and recommends to the Board the nominees for election or re-election by the stockholders at the annual meeting, and fills vacancies and newly created directorships on the Board;
●	develops and recommends to the Board corporate governance guidelines, reviews the guidelines on an annual basis and recommends any changes to the guidelines as necessary;
●	establishes and recommends to the Board guidelines, in accordance with applicable rules and regulations, to be applied when assessing the “independence” of directors;
●	reviews and approves related person transactions, as defined in applicable SEC rules, and establishes policies and procedures for the review, approval and ratification of related person transactions;
●
annually reviews and makes recommendations to the Board concerning the structure, composition and functioning of the Board and its committees and recommends to the Board directors to serve as committee members and chairpersons;

●	reviews directorships in other public companies held by or offered to directors;
●	develops and recommends to the Board for its approval an annual self-evaluation process for the Board and its committees and oversees the evaluation process; and
●	reviews and reports on all matters generally relating to corporate governance.

Compensation Committee Interlocks and Insider Participation

No current member of the Compensation Committee is a current or former executive officer or employee of our company. None of our executive officers served and currently none of them serves on the board of directors or compensation committee of any other entity with executive officers who have served on our Board of Directors or Compensation Committee.

CORPORATE GOVERNANCE

Our Board of Directors has adopted Corporate Governance Guidelines that outline the general duties and functions of the Board and management and set forth general principles regarding Board composition, independence, Board meetings and responsibilities, Board committees, annual performance evaluations and management succession. The Corporate Governance Guidelines are attached to the charter of the Nominations and Governance Committee, which can be found on the Corporate Governance section of the Investors Services section of our website at www.internap.com.

Our Corporate Governance Guidelines assist our Board of Directors in fulfilling its responsibilities to stockholders and provide a framework for the Board’s oversight responsibilities regarding our business. Our Corporate Governance Guidelines are dynamic and have been developed and revised to reflect changing laws, regulations and good corporate governance practices. The guidelines also provide guidance and transparency to management, employees and stockholders regarding the Board’s philosophy, high ethical standards, expectations for conducting business and decision-making processes.

The following is a summary of certain of our policies, guidelines and principles relating to corporate governance. You may access complete current copies of our Code of Conduct, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominations and Governance Committee Charter on the Corporate Governance section of the Investors Services section of our website at www.internap.com. Each of these is also available in print to any stockholder upon request to our Corporate Secretary.

Identification and Evaluation of Director Candidates

The Board of Directors prides itself on its ability to recruit and retain directors who have a diversity of experience, who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who are effective (in conjunction with the other members of the Board) in collectively serving the long-term interests of our stockholders.

The Nominations and Governance Committee of the Board of Directors acts as the Board’s nominating committee. All members of the Nominations and Governance Committee are independent as defined by Nasdaq rules. The Nominations and Governance Committee seeks individuals qualified to become directors and recommends candidates for all director openings to the full Board. For a discussion of the Board’s membership criteria and how the company seeks to achieve diversity in Board membership and to attract directors with a broad range of skills, expertise, knowledge and contacts to benefit our business, see “Proposal 1—Election of Directors.” The Nominations and Governance Committee considers director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.

The Nominations and Governance Committee considers director candidates suggested by directors, senior management and stockholders and evaluates all nominees for director in the same manner. Stockholders may recommend individual nominees for consideration by the Nominations and Governance Committee by communicating with the committee as discussed below in “Stockholder Communications with the Board of Directors.” The Board of Directors ultimately determines individuals to be nominated at each annual meeting. Stockholders must comply with the procedures described below under “Stockholder Nominations.”

From time-to-time, the Nominations and Governance Committee may retain a third party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.

Stockholder Nominations

Stockholders who wish to recommend nominees for consideration by the Nominations and Governance Committee must submit their nominations in writing to our Corporate Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether such individual can read and comprehend basic financial statements and other board memberships, if any, held by the recommended individual. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. The Nominations and Governance Committee may consider such stockholder recommendations when it evaluates and recommends nominees to the full Board for submission to the stockholders at each annual meeting. Stockholder nominations made in accordance with these procedures and requirements must be addressed to Internap Network Services Corporation, Attn: Corporate Secretary, at 250 Williams Street, Suite E-100, Atlanta, Georgia 30303.

In addition, stockholders may nominate directors for election without consideration by the Nominations and Governance Committee. Any stockholder of record may nominate an individual by following the procedures and deadlines set forth in the “Stockholder Proposals for Inclusion in Next Year’s Proxy Statement” and “Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting” sections of this proxy statement and by complying with the eligibility, advance notice and other provisions of our bylaws. Under our bylaws, a stockholder is eligible to submit a proposal if the stockholder is a holder of record and entitled to vote at the annual meeting. The stockholder also must provide us with timely notice of the proposal. To be timely, the stockholder must provide advance notice not less than 90 nor more than 120 calendar days prior to the anniversary date of the preceding year’s annual meeting.

Board Leadership Structure

Our Board of Directors does not have a formal policy with respect to whether the Chief Executive Officer should also serve as Chairman of the Board. Our Corporate Governance Guidelines provide only that if our Chairman is not independent, then the Board also may designate a Lead Director who will be independent. Our Board makes the decision regarding leadership structure based on its evaluation of the circumstances in existence and the specific needs of the company and the Board at the time it reviews either or both roles. When making this decision, the Board considers factors such as:

●	the person filling each role;
●	the composition, independence and effectiveness of the entire Board;
●	other corporate governance structures in place;
●	the compensation practices used to motivate our leadership team;
●	our leadership succession plan; and
●	the competitive and economic environment facing the company.

The Board periodically reviews its leadership structure to ensure that it remains the optimal structure for our company and our stockholders.

Since April 2002, we have had different individuals serving as our Chairman of the Board of Directors and Chief Executive Officer. Currently, Daniel C. Stanzione is our Chairman and J. Eric Cooney is our Chief Executive Officer and President. As Chairman, Dr. Stanzione leads the Board in its role to provide general oversight of strategic planning for the company and to provide guidance and support for the Chief Executive Officer. Further, the Chairman sets the agenda for and presides over meetings of the full Board. As Chief Executive Officer, Mr. Cooney is responsible for developing and executing the corporate strategy, as well as for overseeing the day-to-day operations and performance of the company.

We believe that separating the roles of Chairman and Chief Executive Officer represents the appropriate structure for the company at this time.

Independence

The Board of Directors annually assesses the independence of all directors. No director qualifies as “independent” unless the Board affirmatively determines that the director is independent under the listing standards of Nasdaq. Our Corporate Governance Guidelines require that a majority of our directors be independent.

For over 10 years, we have functioned with not more than two active or former management employees as directors. Our Board of Directors believes that the independence of directors and committee members is important to assure that the Board and its committees operate in the best interests of the stockholders and to avoid any appearance of conflict of interest.

Under Nasdaq standards, our Board of Directors has determined that the following eight directors are independent: Charles B. Coe, Eugene Eidenberg, Patricia L. Higgins, Kevin L. Ober, Gary M. Pfeiffer, Michael A. Ruffolo, Daniel C. Stanzione and Debora J. Wilson. Mr. Cooney is not independent because he currently serves as our Chief Executive Officer and President. In 2009, only two current or former management employees, Mr. Cooney and Dr. Eidenberg (who served as our Chief Executive Officer from July 2001 until April 2002), served as directors.

Risk Oversight by our Board of Directors

While risk management is primarily the responsibility of our management team, our Board of Directors is responsible for the overall supervision of our risk management activities. The Board implements its risk oversight function both at the full Board level and through delegation to various committees. These committees meet regularly and report back to the full Board. The Audit Committee has primary oversight responsibility not only for financial reporting with respect to our major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s Enterprise Risk Management process that monitors and manages key business risks facing our company. The Audit Committee also oversees our procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees management of our legal and regulatory compliance systems. The Compensation Committee oversees risks relating to our compensation plans and programs.

Management provides updates throughout the year to the respective committees regarding the management of the risks they oversee and each of these committees reports on risk to the full Board of Directors at regular meetings of the Board. At least once every year, the Audit Committee reviews the allocation of risk responsibility among the Board’s committees and implements any changes that it deems appropriate. In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussion of significant risks as appropriate. At each Board meeting, the Chairman and Chief Executive Officer address, in a director-only session, matters of particular importance or concern, including any significant areas of risk that require Board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail the company’s short- and long-term strategies, including consideration of significant risks facing us and how the risks could impact our business.

Our Vice President of Internal Audit coordinates the day-to-day risk management process for our company and reports directly to the Chief Financial Officer and to the Audit Committee. The Vice President of Internal Audit updates the Audit Committee at least quarterly and updates the full Board regarding the company’s risk analyses and assessments and risk mitigation strategies and activities.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions and approach emerging risks in a proactive manner for the company. We also believe that our risk structure complements our current Board of Directors leadership structure, as it allows our independent directors, through the three fully-independent Board committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

During 2010, we conducted a risk assessment of our compensation plans to identify any potential risks associated with the design of the plans and assess the controls in place to mitigate risks, if any, to an acceptable level. Based on this assessment, management has concluded that our compensation plans do not contain risks that are reasonably likely to cause a material adverse effect on us. We evaluated each plan independently and as part of our overall compensation framework. In general, our compensation plans:

●	are well documented, appropriately communicated, consistently applied and reviewed annually by the Compensation Committee;
●	are based on both individual performance and company performance metrics that are tied to the strategic goals and objectives of the company;
●	balance short- and long-term rewards, with compensation capped at levels consistent with industry standards;
●	do not encourage excessive risk taking, focus on short-term gains rather than long-term value creation, reward circumvention of controls or contain unrealistic goals and/or targets; and
●
are compared to industry standards and peer companies on an on-going basis by both the internal compensation department as well as independent compensation consultants and amended periodically to maintain consistency with common practices.

Based on these factors, the absence of any identified incentives for risk taking above the level associated with our business model, the involvement of the Compensation Committee and our overall culture and control environment, we have concluded our compensation plans do not promote excessive risk taking.

Stock Retention Requirements for Directors and Executive Officers

The Board of Directors believes that directors and management should have a significant financial stake in our company to align their interests with those of our stockholders. In that regard, the Board has adopted a policy that requires directors and executive officers to retain specified amounts of our stock granted or awarded to them in connection with their service to us. The stock retention guidelines are further described below in “Compensation Discussion and Analysis.”

Code of Conduct and Ethics Hotline

We have a Code of Conduct that covers our directors, officers and employees and satisfies the requirements for a “code of ethics” within the meaning of SEC rules. This group includes, without limitation, our chief executive officer and chief financial/accounting officer. A copy of the code is posted on our website, www.internap.com under “Investor Services.” The code is available in print to any person without charge, upon request sent to our Corporate Secretary at Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, Georgia 30303. We will disclose, in accordance with all applicable laws and regulations, amendments to, or waivers from, our Code of Conduct.

Any suggestions, concerns or reports of misconduct at our company or complaints or concerns regarding our financial statements and accounting, auditing, internal control and reporting practices can be reported by submitting a report on https://internap.alertline.com/gcs/welcome (anonymously, if desired) or by calling our third-party provider, Global Compliance, at (800) 323-6182.

Attendance

Our Board of Directors prides itself on its ability to recruit and retain directors who have a diversity of experience, who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who are effective (in conjunction with the other members of the Board) in collectively serving the long-term interests of the stockholders. Board and committee attendance is central to the proper functioning of our Board and is a priority. Directors are expected to make every effort to attend all meetings of the Board, meetings of committees on which they serve and the annual meeting of stockholders.

Board and Company Culture

Our Corporate Governance Guidelines are coupled with a robust, open and effective Board environment that promotes respect, trust and candor, fosters a culture of open dissent and permits each director to express opinions and contribute to the Board process. Directors are expected to have unrestricted access to management and any company information they believe is necessary and appropriate to perform their roles as directors. The participation of Board members and the open exchange of opinions is further encouraged at the Board committee level through the periodic rotation of Board members among its standing committees. This open and candid operating environment is shared by management and the Board and is essential to fully realize the benefits of our Corporate Governance Guidelines, committee charters and other policies governing our company.

Stockholder Communications with the Board of Directors

Stockholders and interested parties may communicate with our Board of Directors by sending correspondence to the Board, a specific Board committee or a director c/o Corporate Secretary, Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, Georgia 30303 or by sending electronic mail to corpsec@internap.com.

The Corporate Secretary reviews all communications to determine whether the contents include a message to a director and will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) to the applicable directors at each regularly scheduled meeting. The Corporate Secretary will alert individual directors to items which warrant a prompt response from the individual director prior to the next regularly scheduled meeting. Items warranting prompt response, but not addressed to a specific director, will be routed to the applicable committee chairperson.

Any suggestions, concerns or reports of misconduct at our company or complaints or concerns regarding our financial statements and accounting, auditing, internal control and reporting practices can be reported by submitting a report on https://internap.alertline.com/gcs/welcome (anonymously, if desired) or by calling our third-party provider, Global Compliance, at (800) 323-6182.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND OFFICERS AND DIRECTORS

Five Percent Stockholders

The following table sets forth information as to those holders known to us to be the beneficial owners of more than 5% of our outstanding shares of common stock as of December 31, 2009:

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent of Class(1)

BlackRock, Inc.(2)	2,993,245	5.77%
Dimensional Fund Advisors LP(3)	2,665,178	5.14%
Kornitzer Capital Management, Inc. (4)	3,395,850	6.55%

(1) As of April 1, 2010, based on 51,832,434 shares outstanding on that date.
(2) Based on information set forth in Schedule 13G filed January 29, 2010. The Schedule 13G indicates that BlackRock, Inc. has sole voting and dispositive power over the 2,993,245 shares of our common stock. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(3) Based on information set forth in Schedule 13G filed February 8, 2010. The Schedule 13G indicates that Dimensional Fund Advisors LP has sole voting power over 2,553,741 shares of our common stock and sole dispositive power over 2,665,178 shares of our common stock. The business address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(4) Based on information set forth in Amendment No. 1 to Schedule 13G filed January 22, 2010. The Schedule 13G indicates that Kornitzer Capital Management, Inc. has sole voting power over 3,395,850 shares of our common stock, sole dispositive power over 3,281,700 shares of our common stock and shared dispositive power over 114,150 shares of our common stock. The business address of Kornitzer Capital Management, Inc. is 5420 West 61st Place, Shawnee Mission, Kansas 66205.

Stock Ownership of Management

The following table sets forth the number of shares of common stock beneficially owned as of April 1, 2010 by each of our directors and named executive officers (as defined below under “Compensation Discussion and Analysis”) and all of our directors and named executive officers as a group. The address of each current director and named executive officer is c/o Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, Georgia 30303.

To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares(1)	Percent of Class(2)

Charles B. Coe	86,900	*
J. Eric Cooney(3)	807,092	1.6%
Eugene Eidenberg(4)	281,056	*
William J. Harding(5)	30,684	*
Patricia L. Higgins	74,629	*
Kevin L. Ober	34,202	*
Gary M. Pfeiffer	45,900	*
Michael A. Ruffolo	15,957	*
Daniel C. Stanzione	83,900	*
Debora J. Wilson	28,957	*
George E. Kilguss III	249,200	*
Richard P. Dobb	111,453	*
Randal R. Thompson	110,510	*
Steven A. Orchard	53,726
James P. DeBlasio(6)	245,284	*
Timothy P. Sullivan(7)	—	*
All directors and executive officers as a group (16 persons)	2,259,450	4.3%

* Represents beneficial ownership of less than 1%.
(1) Includes shares that may be acquired by the exercise of stock options granted under our stock option plans within 60 days after April 1, 2010 as follows:

Name	Options

Charles B. Coe	58,270
J. Eric Cooney	25,000
Eugene Eidenberg	157,269
William J. Harding	—
Patricia L. Higgins	56,270
Kevin L. Ober	22,133
Gary M. Pfeiffer	22,270
Michael A. Ruffolo	—
Daniel C. Stanzione	56,270
Debora J. Wilson	—
George E. Kilguss III	19,804
Richard P. Dobb	19,658
Randal R. Thompson	15,137
Steven A. Orchard	21,262
James P. DeBlasio	—
Timothy P. Sullivan	—
Directors and executive officers as a group	473,343
(2) As of April 1, 2010, based on 51,832,434 shares outstanding on that date.
(3) Mr. Cooney became our President and Chief Executive Officer in March 2009.
(4) Includes 13,236 shares of common stock held by Dr. Eidenberg; 45,556 shares of common stock held by Dr. Eidenberg, as trustee of the Eugene Eidenberg Trust dated 9/97; 2,799 shares of common stock held by Eugene Eidenberg, as trustee of the Anna M. Chavez Educational Trust; 40,000 shares of common stock held by the Eugene Eidenberg Grantor Retained Annuity Trust and 8,566 shares held by Anna M. Chavez.

(5) Dr. Harding resigned as a director in October 2009. The number of shares reported in the table above is based on the latest information available to us which may not reflect the current holdings of Dr. Harding.
(6) The employment of Mr. DeBlasio, our former Chief Executive Officer and President, was terminated in March 2009. The number of shares reported in the table above is based on the latest information available to us which may not reflect the current holdings of Mr. DeBlasio.
(7) The employment of Mr. Sullivan, our former Chief Technology Officer, was terminated in July 2009. The number of shares reported in the table above is based on the latest information available to us which may not reflect the current holdings of Mr. Sullivan.

EXECUTIVE OFFICERS

Executive Officers

In addition to Mr. Cooney, our Chief Executive Officer and President, whose biographical information appears under “Proposal 1—Election of Directors,” set forth below are the names, ages and biographical information for each of our current executive officers.

Name	Age	Position

J. Eric Cooney	44	Chief Executive Officer and President
George E. Kilguss III	49	Chief Financial Officer
Richard P. Dobb	56	Chief Administrative Officer
Randal R. Thompson	42	Senior Vice President, Global Sales
Steven A. Orchard	38	Senior Vice President, Operations and Support

George E. Kilguss III has been our Chief Financial Officer since April 2008 and manages all of our finance, accounting and information technology activities. Prior to joining us, Mr. Kilguss served as Chief Financial Officer of Towerstream Corporation from 2004 to 2007. From November 2000 until December 2003, Mr. Kilguss was a private investor. From September 1998 until October 2000, Mr. Kilguss was Chief Financial Officer of Stratos Global Corporation, a publicly traded company on the Toronto Stock Exchange. Mr. Kilguss was also an Executive Vice President of Stratos Global Corporation and served on its board of directors from April 1999 until October 2000. Mr. Kilguss holds an M.B.A. in finance and accounting from the University of Chicago’s Graduate School of Business and a B.S. in economics and finance from the University of Hartford.

Richard P. Dobb has been our Chief Administrative Officer since June 2008, where he leads our human resources, real estate and facilities and legal functions, and as our General Counsel and Corporate Secretary since April 2007. Prior to joining us, Mr. Dobb served as Chief Legal Officer and Corporate Secretary for S1 Corporation, a global provider of Internet banking solutions, from 2001 to 2007. Prior to joining S1, Mr. Dobb was Vice President, General Counsel and Corporate Secretary of eShare Communications, Inc., a global provider of Web-based customer care software solutions. Mr. Dobb has also served as senior counsel at Digital Equipment Corporation and as Chief Legal Officer of the Georgia Institute of Technology. Additionally, Mr. Dobb was a member of the corporate finance practice at King & Spalding LLP. Mr. Dobb holds a B.A. from Rutgers College and a J.D. from the Emory University School of Law.

Randal R. Thompson has been our Senior Vice President of Global Sales since 2009 and leads our worldwide sales organization, strategy and programs. Mr. Thompson originally joined us in 2003 as Market Manger and previously served as our regional Vice President Sales for mid-America and Europe from 2006 to 2007 and Vice President, Global sales from 2007 through 2009. Prior to joining us, Mr. Thompson served as Director of Sales for Major and National Accounts at MCI WorldCom. Mr. Thompson holds a B.S. from the University of New Haven.

Steven A. Orchard has been our Senior Vice President, Operations and Support since July 2009, where he leads our operations and customer support programs. Mr. Orchard originally joined us in 1999 and has previously served as Senior Manager, IP Operations from 2005 until 2006; Director, Network Operations from 2006 until 2007 and Vice President, Network Operations from 2007 until July 2009. Prior to joining us, Mr. Orchard held systems positions with Codesic, Inc. and Oasis Systems, Inc. Mr. Orchard holds a B.S. from the University of Oregon in Eugene.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we provide an overview and analysis of our executive compensation philosophy, program and policies, the material compensation decisions made about 2009 compensation, the material factors considered in making those decisions and the actions taken in 2010 that affect the current and future compensation of our named executive officers. We have divided the discussion into four parts:

●	Compensation Philosophy and Objectives
●	Compensation Consultant and Market Comparisons
●	Overview of Compensation Components
●	2009 Compensation Decisions and 2010 Actions

This section refers only to the compensation of our “named executive officers” unless we note otherwise:

●	J. Eric Cooney, Chief Executive Officer and President
●	George E. Kilguss III, Chief Financial Officer
●	Richard P. Dobb, Chief Administrative Officer
●	Randal R. Thompson, Senior Vice President, Global Sales
●	Steven A. Orchard, Senior Vice President, Operations and Support

In addition, we include information related to James P. DeBlasio, our former Chief Executive Officer, and Timothy P. Sullivan, our former Chief Technology Officer. These individuals are no longer employed by us but did serve as named executive officers during 2009.

Compensation Philosophy and Objectives

The Compensation Committee of our Board of Directors oversees our compensation program. The Compensation Committee’s charter, which is available on our website, requires the Compensation Committee to annually review and approve the compensation of our named executive officers, other than the Chief Executive Officer, and to annually review and make recommendations to the full Board regarding the compensation of our Chief Executive Officer. A majority of the independent directors of the full Board must approve the compensation of our Chief Executive Officer. In this regard, our Compensation Committee reviews and, other than with respect to our Chief Executive Officer, approves each component of the total compensation package, including base salary, annual cash bonus and long-term incentive awards, of the named executive officers.

Our Chief Executive Officer reviewed and approved the 2009 compensation of Mr. Orchard, who was appointed a named executive officer in March 2010. In accordance with its charter, the Compensation Committee will approve Mr. Orchard’s total compensation package in 2010.

Our executive compensation philosophy is to provide competitive salaries and incentives to achieve superior financial performance for our company and to provide each named executive officer with a total compensation package that is commensurate with the individual’s responsibilities, experience, contributions and performance. Our compensation for the named executive officers and other executives has four primary objectives:

●	attract, motivate, reward and retain highly-qualified executives who will lead our company and achieve and inspire superior performance;
●	provide incentives for achieving specific near-term individual, business unit and corporate goals and reward goal attainment at established levels;
●	provide incentives for achieving longer-term corporate goals; and
●	align the interests of named executive officers and other executives with those of our stockholders to reward increasing stockholder value.

Our Compensation Committee monitors and assesses our executive compensation program during the year to ensure adherence to these objectives.

Our executive compensation program balances base salaries with short-term performance-based compensation in order to reward annual performance while maintaining emphasis on longer-term objectives through the grant of stock options and restricted stock. The program also balances the cash, non-cash, short-term and long-term components and current and future compensation. The Compensation Committee considers qualitative and quantitative factors when setting compensation for each named executive officer. Each named executive officer’s compensation mix and cash-to-equity ratio depends on his or her responsibilities, experience, skills, potential to affect our overall performance and market competitiveness of compensation package. The Compensation Committee believes our Chief Executive Officer has the broadest scope of responsibilities and typically approves a compensation package for the Chief Executive Officer that has a larger portion tied to performance than for any other named executive officer.

Compensation Consultant and Market Comparisons

In March 2009, the Compensation Committee replaced AON Consulting (“Aon”), the incumbent compensation consultant, with Compensation Strategies, Inc. (“CSI”) following a competitive bid process. Aon previously had provided compensation data for use in establishing the competitive market positioning of each component of the total compensation package of our named executive officers. CSI and the Compensation Committee utilized the data compiled by Aon to establish compensation levels in 2009.

The Compensation Committee and management sought the views of the compensation consultants regarding market trends for executive compensation and analysis of specific compensation program components. In addition, Aon provided information comparing direct compensation for the named executive officers to market data from several published surveys. “Direct compensation” encompassed base salary, annual bonus opportunities and long-term compensation in the form of equity grants. Aon used the following published survey sources in addition to data obtained from the proxy statements of peer companies (identified below):

●	2008 Confidential Radford Executive Compensation Survey; Telecommunications Products/Services; Revenues $200 million to $1 billion;
●	2007 William M. Mercer Executive Compensation Report, All Organizations, Revenue less than $1 billion; and
●	2007 Watson Wyatt Industry Report on Top Management Compensation, All Organizations; Revenue $150 million to $750 million.

These surveys include information from participants in a broader range of industries than solely the Internet services and products industries in which we operate. Aon also utilized compensation information obtained from the proxy statements of a select peer group of companies that operate in our markets, which encompassed:

Akamai Technologies, Inc.	Global Crossing Ltd.	Riverbed Technology Inc.
Blue Coat Systems	Level 3 Communications Inc.	Savvis Inc.
Cbeyond Inc.	Limelight Networks Inc.	Switch & Data Facilities Co.
Cogent Communications Group	Navisite Inc.	Terremark Worldwide Inc.
Equinix Inc.	Paetec Holding Corp.	XO Holdings Inc.

Aon did not provide any other services to us in 2009. We continue to utilize the Radford Executive Compensation Survey, which is developed by an affiliate of Aon, to review the competitive level of executive compensation packages for executives (other than the named executive officers) and other managers.

CSI relied on the market data prepared by Aon to prepare its analysis of each element of the compensation package of the named executive officers.

In August 2009, based on CSI’s recommendation, the Compensation Committee selected a revised group of peer companies for use in establishing 2010 compensation levels for the named executive officers. CSI provided 50th percentile compensation information from this revised peer group for base salary and short- and long-term incentive compensation. Consistent with standard practices, due to the varying sizes of the companies included in the peer group, statistical analysis was used to “size-adjust” the market compensation data to reflect our relative annual revenue. The revised peer group consists of:

Akamai Technologies, Inc.	F5 Networks, Inc.	Rackspace Hosting, Inc.
Aruba Networks, Inc.	InfoSpace, Inc.	Riverbed Technology Inc.
Blue Coat Systems	j2 Global Communications, Inc.	Savvis Inc.
Cbeyond Inc.	Limelight Networks Inc.	Switch & Data Facilities Co.
Cogent Communications Group	Navisite Inc.	Terremark Worldwide Inc.
Digital River, Inc.	NeuStar, Inc.	Veraz Networks, Inc.
Equinix Inc.	Omniture, Inc.	Websense, Inc.

Other than executive and Board compensation consulting, CSI did not provide any other services to us in 2009. The Compensation Committee has continued to engage CSI for executive compensation services in 2010.

The Compensation Committee considered the survey information, the peer group information and the experience levels and responsibilities of the named executive officers as reference points in evaluating the compensation components and levels for the named executive officers. Our Chief Executive Officer considered similar information in setting the compensation for Mr. Orchard in conjunction with his promotion to Senior Vice President (prior to his appointment as a named executive officer in March 2010).

Generally, we target our compensation program to match the market median of our peer group and the broader published survey data for similarly-sized companies in the telecommunications and technology industries. We recognize that while we may target the median, there may be circumstances when an individual may be either below or above the target given specific recruiting or retention needs or the need to reward performance or longevity. When our corporate performance exceeds targets established by the Compensation Committee, the total compensation paid to our named executive officers, as a group, may exceed the median for total cash compensation, which reflects the Compensation Committee’s commitment to pay for performance. When our corporate performance does not meet our established targets, the total compensation of our named executive officers generally would be expected to be below the median.

Overview of Executive Compensation Components

The following table describes our compensation program components for named executive officers:

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element

Base Salary	● Core responsibilities, skills, knowledge and years of service with us and/or experience in similar positions	● Provide a regular and stable source of income to the named executive officers

Annual Incentive Compensation	● Achieving specific corporate objectives with respect to which the named executive officer has reasonable control, influence or input	● Focus named executive officers on specific annual goals that contribute to our success

	● Achieving specific business unit objectives over which the named executive officer has reasonable control	● Provide annual performance-based cash compensation

	● Achieving specific personal objectives	● Reward participants for achieving specified objectives

Long-Term Incentive Compensation	● Achieving long-term corporate objectives with respect to which the named executive officer has reasonable control, influence or input	● More closely align named executive officers’ interests with stockholders’ interests

	● Achieving results that drive stockholder value	● Reward named executive officers for building stockholder value

	● Continuing employment with us during the vesting period	● Encourage long-term investment in us by named executive officers

● Retain named executive officers

2009 Compensation Decisions and 2010 Actions

Base Salary

As part of approving a named executive officer’s base salary (other than for the Chief Executive Officer whose base salary is approved by the full Board of Directors) the Compensation Committee considers the scope of the named executive officer’s responsibilities, years of service with us and in similar positions at other companies, skills and knowledge, the labor market and executive compensation dynamics both generally and within our specific markets, economic conditions and our compensation philosophy. For promotions from within our company, the Compensation Committee approves the named executive officer’s base salary after considering the above factors and recommendations from our Chief Executive Officer. For a named executive officer hired from outside our company, the Compensation Committee approves the named executive officer’s base salary in much the same manner after the Chief Executive Officer recommends a base salary following negotiation with the named executive officer. After hiring or promotion, the Compensation Committee approves changes to a named executive officer’s base salary to reflect increased responsibilities, years of service and executive compensation dynamics within our markets based on the recommendations of our Chief Executive Officer. Base salaries of named executive officers are reviewed generally every 12 months.

Mr. Cooney joined our company in 2009. Our Board of Directors approved his base salary following comprehensive negotiations prior to his employment and considered, among other things, market levels for his position as well as his extensive experience and considerable professional achievements. Mr. Cooney’s 2009 base salary was approximately 25% above his market median.

Early in 2009, the Compensation Committee considered the then-current and projected economic conditions, our cost structure, our estimated future financial performance in light of economic conditions and individual performance by the named executive officers and implemented a base salary freeze for all named executive officers, except for Mr. Thompson whose base salary was raised in July 2009 to reflect market competitiveness. Mr. Orchard’s base salary was increased in July 2009 to reflect additional responsibilities he assumed, but he was not a named executive officer at the time. The named executive officers’ 2009 base salaries, other than Mr. Cooney’s, were generally in a range from somewhat below to no more than 10% above their respective market medians.

In February 2010, our Compensation Committee conducted its annual review of the named executive officers’ salaries. The Compensation Committee compared each named executive officer’s base salary to market median levels provided to it by CSI and considered each individual’s experience and performance balanced against the individual’s retention risk. Given improvements in economic conditions, improvements in our business and individual performance considerations as discussed below, the Compensation Committee lifted the salary freeze in 2010 for the named executive officers listed below. The Compensation Committee approved the following increases effective April 1, 2010:

●
Mr. Kilguss’ base salary was increased to $290,000 from $275,000. This increase of 5.5% reflects his level of personal performance and overall contribution to our results, the impact of his role and finance organization on us and the degree of market competitiveness of his base salary level.

●
Mr. Dobb’s base salary was increased to $280,000 from $272,800. This increase of 2.6% reflects his level of personal performance and organizational impact and the degree of market competitiveness of his base salary level.

●
Mr. Thompson’s base salary was increased to $230,000 from $225,000. This increase of 2.2% reflects his personal and organizational level of performance, as well as the degree of market competitiveness of his base salary level.

●
Mr. Orchard’s base salary was increased to $195,000 from $185,000. This increase of 5.4% reflects his personal performance since assuming responsibility as our Senior Vice President, Operations and Support.

The base salaries of the named executive officers listed above remain in a range from somewhat below to no more than 10% above their respective market medians.

Annual Incentive Compensation

Named executive officers have the opportunity to earn an annual bonus under our annual short-term incentive plan based on achieving performance criteria the Compensation Committee sets for both our company as a whole and for individual business units. Our Compensation Committee believes the annual incentive compensation opportunities for named executive officers should be competitive with incentive compensation at comparable peer-group companies of similar size and companies with whom we compete to hire named executive officers. Our corporate performance goals are based on our financial plan approved by the Board of Directors. This approach ensures that each named executive officer’s potential award is based on the same corporate goals and objectives and that the named executive officer is focused on achieving these shared corporate goals. It also ensures that these goals are directly linked to the Board-approved financial plan. The Compensation Committee considers each named executive officer’s past performance, experience level and potential to impact our short-term performance when setting an individual’s annual incentive compensation opportunity. The purpose of our annual short-term incentive plan is to:

●	focus participants’ actions on the achievement of annual corporate financial goals;
●	encourage and reward participants for the achievement of specified individual goals and/or business unit goals; and
●	maintain a competitive range of incentive compensation opportunities.

2009 Short Term Incentive Plan

In 2009, our non-sales employees, including our named executive officers, participated in the 2009 Short Term Incentive Plan (the “2009 STIP”). Awards under the 2009 STIP were based on achievement of four criteria established in the fourth quarter of 2008:

●	revenue of $284.8 million (30% of potential award);
●	adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $40.3 million (20% of potential award);
●	free cash flow of $15.3 million (20% of potential award); and
●	personal and business unit goals specific to each named executive officer (30% of potential award).

Mr. Cooney joined our company after the Compensation Committee had set the three corporate targets under the 2009 STIP. After joining us, Mr. Cooney made significant changes to the executive management team and implemented a new company strategy in support of long-term profitable growth. Our Board of Directors supported these efforts and recognized that these management and operational changes could result in the previously-established corporate targets not being met for 2009.

With respect to personal and business unit goals, the Compensation Committee worked with our Chief Executive Officer to establish his individual goals, which the Compensation Committee then recommended to the full Board of Directors for approval. Our Chief Executive Officer oversaw the establishment of each of the other named executive officer’s goals for 2009, subject to the review and approval of the Compensation Committee. Upon completion of the year, our Chief Executive Officer rated each of the other named executive officers on attainment of personal and business unit goals and submitted ratings to the Compensation Committee. Each named executive officer received either a Needs Improvement rating, a Meets Expectations rating or an Exceeds Expectations rating depending on his performance level as determined by our Chief Executive Officer. The Board rated our Chief Executive Officer using the same rating system. To receive the award component attributable to personal performance under the 2009 STIP, a named executive officer was required to achieve a minimum rating in his personal performance review of at least “Meets Expectations,” with respect to all individual business unit goals.

The Compensation Committee, in the case of the named executive officers other than our Chief Executive Officer, and the Board of Directors, in the case of our Chief Executive Officer, assigned each named executive officer a target level of incentive compensation potential, expressed as a percentage of base salary. The Compensation Committee evaluated the potential annual incentive compensation each named executive officer could earn at the target payout level, considering it in the context of the general survey information described above in “Compensation Consultant and Market Comparisons,” our peer group data, information provided by management from our experience recruiting named executive officers and the experience and responsibilities of the named executive officers.

Mr. Cooney’s target bonus as a percentage of his base salary was approximately 20 percentage points above his market median. The other named executive officers’ target bonus percentages were within a range of approximately +/- 5 percentage points around their respective market medians.

Our Compensation Committee approves payouts to named executive officers, other than Mr. Cooney, and reviews results achieved versus the corporate and individual objectives. The Board of Directors approves any payouts to Mr. Cooney after receiving recommendations from the Compensation Committee.

Our revenues, adjusted EBITDA and free cash flow for the year ended December 31, 2009 were $256.3 million, $28.0 million and $10.8 million, respectively. These results did not meet the 2009 STIP targets established in the fourth quarter of 2008 and, therefore, there was no payout related to the corporate performance component of the 2009 STIP. Notwithstanding, our Board of Directors recognized that the new management team had achieved success in executing against the new company strategy. Accordingly, payouts under the 2009 STIP were approved based on the attainment of individual objectives and in recognition of the company’s demonstrated progress toward delivering long-term profitable growth.

The table below outlines the potential target award levels and payout authorized to each named executive officer under the 2009 STIP:

Name	Target of Base Salary (%)	2009 STIP Target(1) ($)		Maximum of Base Salary (%)	2009 STIP Maximum ($)	2009 STIP Award(2) ($)

J. Eric Cooney	100%	$475,000	(3)	200%	$950,000	$200,000
George E. Kilguss III	50%	137,500		100%	275,000	97,103
Richard P. Dobb	50%	136,400		100%	272,800	55,768
Randal R. Thompson	50%	105,729		100%	211,458	36,885
Steven A. Orchard	40%	70,568		80%	141,136	62,557

(1)	The target amount that a named executive could earn was based on the actual base salary earned during 2009.
(2)	These amounts were paid in March 2010.
(3)	Mr. Cooney’s plan target was prorated for his partial-year service.

In determining the payment for Mr. Cooney, the Board of Directors considered the improvements in our network operations center, the enhancements of our management team, the development of a strategic investment plan for our data center expansion and the roll-out of technological improvements in our CDN services. In determining the payment to Mr. Kilguss, the Compensation Committee considered the achievements of the finance organization, including the reduction of the monthly financial close calendar, the ongoing evolution of our customer invoicing/billing system and the ongoing development of our contract management system. In determining the payment to Mr. Dobb, the Compensation Committee considered the achievements of the legal, human resources and real estate departments, including contract standardization affecting contractors and vendors, improvements to our internal and external websites, implementation of a human resources information system and renewal of certain significant leasehold interests. In determining the payment to Mr. Thompson, the Compensation Committee considered sales productivity, bookings growth and customer retention. In determining the payment to Mr. Orchard, the Compensation Committee considered his business function’s achievement of customer service and support metrics.

Mr. Thompson was eligible to receive an incentive separate from the 2009 STIP of up to $40,000 if we achieved specific gross margin improvements. Based on our 2009 results, no additional payment was made to Mr. Thompson.

2010 Short Term Incentive Plan

The Compensation Committee has approved the 2010 Short Term Incentive Plan (the “2010 STIP”) with awards based on achievement of three criteria:

●	revenue (30% of potential award);
●	adjusted EBITDA (40% of potential award); and
●	personal and business unit goals specific to each named executive officer (30% of potential award).

The Compensation Committee, in the case of the named executive officers other than our Chief Executive Officer, and the Board of Directors, in the case of our Chief Executive Officer, assigned each named executive officer a target level of incentive compensation potential, expressed as a percentage of base salary. The Compensation Committee evaluated the potential annual incentive compensation each named executive officer could earn at the target payout level, considering it in the context of the general survey information described above in “Compensation Consultant and Market Comparisons,” the peer group data developed with CSI, information provided by management from our experience recruiting named executive officers and the experience and responsibilities of the named executive officers.

The 2010 STIP incorporates a threshold level of performance above which a payout for each corporate and personal component could occur. The payout at the threshold level of performance is zero. The payout rises by linear interpolation from threshold to target and from target to stretch. The 2009 STIP did not recognize threshold levels of performance which meant that there were no payouts for a component unless it was fully achieved. The Compensation Committee believed that providing a threshold level of performance would be a more effective motivator and, therefore, added this element to the 2010 STIP.

The table below outlines the potential payout for each named executive officer and the amounts related to the potential target and stretch awards:

	At Threshold(1)	At Target (%)	At Target(2) ($)	At Stretch (%)	At Stretch ($)

J. Eric Cooney	–	100%	$600,000	200%	$1,200,000
George E. Kilguss III	–	50%	145,000	100%	290,000
Richard P. Dobb	–	50%	140,000	100%	280,000
Randal R. Thompson	–	50%	115,000	100%	230,000
Steven A. Orchard	–	40%	78,000	80%	156,000

(1) Partial payments may be earned for each objective based on achievement between the threshold and target objectives. Threshold levels differ by objective, but no payout will be made for achievement less than threshold.
(2) The target amount that a named executive can earn in 2010 will be based on the individuals’ base salary as of December 31, 2010.

A named executive officer is only entitled to above-target to stretch payments with respect to corporate goals but not personal performance goals, which means that the potential stretch payouts in the above table can only be achieved with significant over-achievement of corporate goals. Mr. Cooney’s target bonus percentage is approximately 20 percentage points above his market median. The other named executive officers’ target bonus percentages are within a range of approximately +/- 5 percentage points around their respective market medians.

Long-Term Incentive Compensation

Our Compensation Committee believes that stock ownership by named executive officers benefits stockholders and has approved stock option grants and restricted stock awards for a number of years. The Compensation Committee administers the stock incentive plans for stock option grants and restricted stock awards, and approves the amount of and terms applicable to all grants and awards, other than grants and awards to our Chief Executive Officer, which are approved by the full Board of Directors. In addition to annual grants and awards, the Compensation Committee may approve special grants or awards to named executive officers, such as a grant or award to a new hire or for a promotion.

The exercise price of stock options is the fair market value of our common stock on the grant date, which is the closing price of our common stock reported on Nasdaq on that date. The stock option grants generally vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter. The restrictions on restricted stock typically lapse in four equal annual installments beginning on the first anniversary of the grant date.

Our Compensation Committee annually reviews long-term incentive levels for all named executive officers in light of long-term strategic and performance objectives and each named executive officer’s current and anticipated contributions to our future performance. In setting the value of the stock options and restricted stock awards, the Compensation Committee considers the named executive officer’s position, responsibilities, years of service, performance, number of stock options and amount of restricted stock previously granted and comparative market information relative to the median of the peer group, including comparison to other similarly-sized technology companies prepared by our compensation consultants. Our Chief Executive Officer provides input to these decisions, except in the case of his own compensation. In general, position, responsibilities and performance are the primary factors.

With the exception of significant promotions and new hires, the Compensation Committee historically approved long-term awards at its first meeting each year following the release of the financial results for the prior year. The Compensation Committee approved 2009 annual stock option grants and restricted stock awards at its regularly-scheduled meeting in March 2009. In 2010, the Compensation Committee approved 2010 annual stock option grants and restricted stock awards at its regularly-scheduled meeting in February 2010. The Compensation Committee expects to make future annual grants in February of each year.

Prior to the March 2009 meeting of the Compensation Committee, CSI recommended stock option and restricted stock grants for our named executive officers, other than Mr. Cooney whose grants were made upon the commencement of his employment. The Compensation Committee approved the following recommendations:

●	split the value of the grant of equity awards into 50% restricted stock and 50% stock options;
●	modify the vesting of future restricted stock awards to be 100% time-based vesting;
●
discontinue the use of the prior formula-based approach for determining equity award amounts in favor of determining award values based on the results of competitive market data discussed above in “Compensation Consultant and Market Comparisons;”

●	grant stock options with vesting of 25% on the first anniversary of the grant date and 36 equal monthly installments thereafter; and
●	grant restricted stock with vesting of 25% annually in four equal annual installments.

In February 2010, the Compensation Committee determined that it would continue these practices, but modified the value weighting of grants to be 20% in restricted stock and 80% in stock options to better focus the named executive officers on appreciation of the value of our common stock from then-current levels.

Prior to the grants of restricted stock to named executive officers in 2009, the Compensation Committee had granted performance-based restricted stock subject to three-year performance periods. The elimination of performance-based vesting for awards made in 2009 and 2010 reflects the Compensation Committee’s belief that it is difficult to establish meaningful long-term performance objectives in this challenging and relatively uncertain economic environment.

Beginning in 2009, the Compensation Committee used the analyses provided by Aon and CSI as guides rather than the formula-based method that we historically used. In 2009, the Compensation Committee targeted awards to be equal to the adjusted 50th percentile of equity incentive award values reflected in the peer group competitive market data. The value of awards at the 50th percentile were first adjusted downward by 20% to reflect an expected discount from 2008 market values, which the Compensation Committee believed was a fair and reasonable estimate of 2009 market values given global economic factors. In 2009, the grant values for each of the named executive officers, other than the Chief Executive Officer, were generally equal to the adjusted market median levels. As Mr. Cooney was a new hire at the time the 2009 grants were made, his 2009 grants were based on values negotiated prior to his employment.

The Compensation Committee also based 2010 awards on a modified market median method as recommended by CSI to reflect the lagging impact of the economy on published survey data and lowered long-term incentive values reported in competitor proxy materials. For 2010, grant values were equal to their respective adjusted market medians for our Chief Executive Officer and Chief Financial Officer. Grant values ranged from somewhat below median to no more than 10% above median for the other named executive officers based on internal equity considerations.

The equity awards granted in February 2010 to the named executive officers were as follows:

	Restricted Stock		Stock Options
Name	(#)		(#)

J. Eric Cooney	32,092	(1)	248,830
George E. Kilguss III	13,352		103,530
Richard P. Dobb	7,597		58,905
Randal R. Thompson	7,597		58,905
Steven A. Orchard	7,597		58,905

(1)  Pursuant to his offer letter, Mr. Cooney was granted 200,000 shares of restricted stock on March 16, 2010 and will be entitled to an additional 200,000 shares of restricted stock on March 16, 2011, the second anniversary of his commencement of employment.

The Compensation Committee believes that the compensation program for the named executive officers provides significant performance incentives. Specifically, the 2010 STIP provides incentives for performance and includes defined performance thresholds and maximum opportunity levels for each of the named executive officers. The restricted stock and stock option grants encompassing our long-term incentive program also provide longer-term incentives since recipients can benefit significantly from appreciation in our stock price. The increased level of stock option grants in the equity awards focuses recipients on stock price appreciation, thus furthering the goal of rewarding performance and aligning the interests of the named executive officers with those of our stockholders. Because these awards vest over time, they also serve as a retention device.

Stock Retention Guidelines for Named Executive Officers

In March 2009, the Board of Directors revised its stock retention guidelines for certain named executive officers. The stock retention guidelines require these named executive officers to retain the following percentages of the net shares obtained from option exercises or vesting of shares of restricted stock after costs of exercise and minimum statutory payroll taxes:

Position	Retention Ratio	Time to Retain From Date of Acquisition

Chief Executive Officer	50.0%	Five Years
Chief Financial Officer	33.0%	Four Years
Chief Administrative Officer	33.0%	Four Years
Senior Vice President, Global Sales	33.0%	Four Years

These guidelines apply to the grants made in 2009 and future grants, unless subsequently modified by the Board of Directors. The named executive officers are subject to these guidelines for as long as employment continues.

The Board of Directors concluded that the emerging best practices in corporate governance include such guidelines and adopted these stock retention guidelines to further align the interests of the executives with our stockholders’ interests.

Welfare and Other Benefits

We provide named executive officers with the same benefits available to all of our salaried employees, including (a) health and dental insurance; (b) basic life insurance; (c) long-term disability insurance; and (d) participation in our 401(k) plan, including discretionary company-matching contributions.

We do not provide our named executive officers with many of the types of perquisites that other companies offer their executives. We describe the perquisites provided to our named executive officers in the Summary Compensation Table below.

Limitations on the Deductibility of Executive Compensation

Generally, compensation payments in excess of $1 million to the Chief Executive Officer or the other four most highly compensated executive officers are subject to a limitation on deductibility by us under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. While the Compensation Committee has established procedures to help maximize tax deductibility, the Compensation Committee does not require all executive compensation to be exempt from the limitations on deductions provided under Section 162(m) in order to have the flexibility to design a compensation program that addresses our needs. Certain compensation paid by us in future years may not qualify as performance-based compensation that is excluded from the limitation on deductibility. Because we have available net operating losses, however, the impact of any non-deductibility is expected to be negligible.

Offer Letter of our Chief Executive Officer

J. Eric Cooney. In January 2009, we entered into an offer letter with Mr. Cooney, our Chief Executive Officer and President, which provided him: (a) an annual base salary of $600,000, (b) a cash signing bonus of $300,000 (under certain circumstances, Mr. Cooney will be obligated to reimburse us for $150,000 of the signing bonus if his employment terminates prior to March 1, 2011), (c) an option to purchase 600,000 shares of our common stock at $2.24 per share, the closing price on the day of commencement of work, 25% of which vested on March 16, 2010, the first anniversary of the grant date, and the remainder to vest in 36 equal monthly installments thereafter, (d) a new hire grant of 300,000 shares of restricted stock, 25% of which vested on March 16, 2010, and the remainder to vest in three additional annual installments, (e) a grant of 200,000 shares of restricted stock on March 16, 2010, and an additional 200,000 shares of restricted stock on the second anniversary of Mr. Cooney’s commencement of work, both such grants to vest in four equal annual installments, and (f) an annual incentive bonus based upon criteria established by our Board of Directors, with a target level of 100% of base salary and a maximum level of 200% of base salary. Mr. Cooney also participates in our Employment Security Plan discussed below. The terms of Mr. Cooney’s employment were set through comprehensive negotiations prior to his employment and were influenced by market levels for his position as well as his extensive experience and considerable professional achievements.

Potential Payments Upon Termination or Change in Control

Our named executive officers participate in an Employment Security Plan that provides for payments in the event of termination of employment or in connection with a change in control. We believe that the interests of our stockholders are best served if the interests of our named executive officers are aligned with them in the event of a change in control. Providing change in control benefits are intended to eliminate, or at least reduce, the reluctance of these named executive officers to pursue potential change in control transactions that may be in the best interests of our stockholders. The Employment Security Plan is designed to promote stability and continuity of our executive officers and was adopted to bring consistency to executives’ agreements and to minimize the negotiation of individual contracts.

Upon a qualifying termination, as defined in the Employment Security Plan, other than during a protection period (which is as defined as a period beginning six months prior to a change of control event and ending 24 months after the change of control event), a participant will receive severance equal to the participant’s then-current base salary for the year in which the termination occurs. Upon a qualifying termination during a protection period, a participant will receive severance equal to the sum of the participant’s then-current base salary plus the maximum bonus for the participant under the applicable bonus plan as established by our Board of Directors for the year in which the termination occurs, and all of the participant’s unvested equity-based compensation will vest. If the amounts payable to a participant under the Employment Security Plan result in the participant becoming liable for the payment of any excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, the participant will receive the greater on an after-tax basis of (a) the severance benefits payable or (b) a reduced severance benefit to avoid the imposition of the 280G excise tax.

A participant is entitled to severance benefits under the Employment Security Plan in consideration of execution of a general release and separation agreement. Our obligation to provide such severance benefits is also conditioned upon the participant’s continued compliance with confidentiality, non-competition, non-solicitation and non-disparagement covenants.

Certain of the named executive officers have joinder agreements which modify specific provisions of the Employment Security Plan as follows:

J. Eric Cooney. Upon a qualifying termination during a protection period, Mr. Cooney will receive severance equal to the sum of two and one-half times his then-current base salary plus two and one-half times the maximum bonus for him under the applicable bonus plan established by the Board of Directors for the year in which the termination occurs. If the amounts payable to Mr. Cooney under the Employment Security Plan would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, the amounts payable will be grossed-up for the payment of taxes. We believe that it is particularly important for the Chief Executive Officer’s interests to be aligned with those of our stockholders in a change of control since that position is of critical importance to the process and is often at-risk of termination following a change of control. As such, additional protections for Mr. Cooney, including the tax gross-up, were deemed appropriate.

George E. Kilguss III. The terms of Mr. Kilguss’ joinder agreement do not modify the amounts provided to him for a termination of employment under the Employment Security Plan.

Richard P. Dobb. Mr. Dobb’s joinder agreement preserves certain benefits of his superseded employment agreement that were greater than those provided by the Employment Security Plan. Upon a qualifying termination during a protection period, Mr. Dobb will receive severance equal to the sum of two times his then-current base salary plus two times the maximum bonus for him under the applicable bonus plan established by the Board of Directors for the year in which the termination occurs.

Randal R. Thompson. The terms of Mr. Thompson’s joinder agreement do not modify the amounts provided to him for a termination of employment under the Employment Security Plan.

Steven A. Orchard. We intend to enter into a joinder agreement with Mr. Orchard which will modify the general terms of the Employment Security Plan as follows: Mr. Orchard will be required to provide two months prior written notice of his intention to terminate employment. If accepted by us, we will pay Mr. Orchard’s base salary and health benefits during the two-month notice period. Mr. Orchard’s post-employment covenants with respect to non-competition and non-solicitation continue for seven months following his termination.

The following table sets forth the benefits potentially payable to each named executive officers in the event of a change of control of our company. Except as noted for Mr. Orchard, these amounts are calculated on the assumption that a qualifying termination and the change of control event took place on December 31, 2009. Restricted shares are valued and the option spread determined using a value of $4.70, the closing price of our common stock on December 31, 2009.

Name	Severance Payment ($)	Accelerated Vesting of Equity Awards ($)

J. Eric Cooney	4,500,000(1)	2,886,000(2)

George E. Kilguss III	550,000	1,028,854

Richard P. Dobb	1,091,200	505,378

Randal R. Thompson	450,000	398,772

Steven A. Orchard(3)	—	187,865

(1) The severance pay reflected for Mr. Cooney does not include any payment for the gross-up of taxes which could be triggered in the event of a change in control.
(2) Mr. Cooney’s March 2009 offer letter provided for a grant of 200,000 shares of restricted stock on each of the first anniversary and second anniversary of his commencement date. Under the terms of Mr. Cooney’s joinder agreement and the Employment Security Plan, these shares of restricted stock would not be accelerated as of December 31, 2009 because they had not yet been granted. Accordingly, no amount is reported in this column for these shares.
(3) Mr. Orchard was not a participant in the Employment Security Plan as of December 31, 2009 and, accordingly, was not entitled to a severance payment for a change of control at that time. Under the terms of the 2005 Incentive Stock Plan under which his equity was granted, the vesting of outstanding equity awards is accelerated in connection with the change of control irrespective of whether employment is terminated.

The employment of each of Messrs. DeBlasio and Sullivan was terminated in 2009. We discuss the payments made to each of them in connection with the termination of employment immediately below in “Severance Agreements for Former Named Executive Officers.”

Severance Agreements for Former Named Executive Officers

James P. DeBlasio. Mr. DeBlasio served as our President and Chief Executive Officer until March 15, 2009. Pursuant to the terms of his separation agreement, Mr. DeBlasio received (a) a cash payment of $927,200, (b) full vesting as of March 15, 2009 of all equity awards previously granted to him and (c) if he elected, continued health, dental and vision insurance coverage under our group health plan for 18 months from March 15, 2009 at our cost. Mr. DeBlasio had until March 15, 2010 to exercise any stock options held by him that were vested as of March 15, 2009. The receipt of these benefits by Mr. DeBlasio was contingent on continuing non-disclosure and non-solicitation obligations. These separation terms modified Mr. DeBlasio’s employment agreement as it related to post-termination benefits.

Timothy P. Sullivan. Mr. Sullivan served as our Chief Technology Officer until July 31, 2009. Pursuant to the terms of his separation agreement, Mr. Sullivan received (a) a cash payment of $275,000 to be made in 12 equal monthly installments and (b) if he elected, continued health, dental and vision insurance coverage under our group health plan for 18 months from July 31, 2009 at his cost. All unvested equity grants previously made to Mr. Sullivan expired on July 31, 2009. The receipt of these benefits by Mr. Sullivan was contingent on continuing non-disclosure and non-solicitation obligations. These separation terms were consistent with Mr. Sullivan’s joinder agreement under the Employment Security Plan.

Summary Compensation Table

The following table presents information regarding compensation for our named executive officers for services rendered during 2009, 2008 and 2007.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)		Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total

J. Eric Cooney	2009	$475,000	$300,000	(6)	$1,568,000	(7)	$838,440	$200,000	$41	$3,381,481
President and Chief Executive Officer(5)

George E. Kilguss III	2009	275,000	—		95,758		107,479	97,103	7,404	582,744
Chief Financial Officer(8)	2008	202,196	—		962,000		—	—	91,837	1,256,033

Richard P. Dobb	2009	272,800	—		109,647	(10)	106,687	55,768	7,404	552,306
Chief Administrative Officer(9)	2008	260,400	—		113,780	(10)	—	—	6,954	381,134
	2007	180,000	—		460,800		—	122,580	4,554	767,934

Randal R. Thompson	2009	211,458	—		70,996	(10)	66,324	36,885	5,132	390,795
Senior Vice President, Global Sales	2008	200,000	—		80,006	(10)	—	—	4,479	284,485
	2007	167,010	30,000		567,650		—	125,000	197,487	1087,147

Steven A. Orchard	2009	176,421	—		53,280		66,949	62,577	5,347	364,574
Senior Vice President, Operations	2008	160,095	—		10,088		—	—	3,179	173,362
and Support	2007	139,689	—		82,450		—	45,000	3,223	270,362

James P. DeBlasio	2009	95,833	—		—		—	—	979,592	1,075,425
Former Chief Executive Officer(11)	2008	460,000	—		469,519	(10)	—	—	114,618	1,044,137
	2007	425,000	—		2,061,250		—	337,663	27,462	2,851,375

Timothy P. Sullivan	2009	160,417	—		118,321	(10)	107,479	—	355,352	741,569
Former Chief Technology Officer(12)	2008	269,792	—		184,373	(10)	—	—	25,193	479,358
	2007	180,000	—		588,742		—	—	54	768,796

(1) Represents the full grant date fair value of restricted stock awards granted in the years shown, calculated in accordance with FASB ASC Topic 718. We value restricted stock based on the closing market price of our common stock reported on Nasdaq on the various grant dates. For valuation assumptions, see the Notes to our Consolidated Financial Statements for the fiscal years ended December 31, 2009, 2008 and 2007.
(2) Represents the full grant date fair value of stock options granted in the years shown, calculated in accordance with FASB ASC Topic 718. Stock options were valued using the Black-Scholes model. For additional valuation assumptions, see the Notes to our Consolidated Financial Statements for the fiscal years ended December 31, 2009, 2008 and 2007.
(3) Includes amounts earned under our annual short-term incentive plans. We did not pay bonuses in 2009 based on our 2008 performance. The amounts reported for 2009 were earned under our 2009 STIP and paid in March 2010.
(4) The compensation listed in this column for 2009 includes: (a) our matching contributions to the accounts of the named executive officers under our 401(k) savings plan as follows: $0 for Mr. Cooney; $7,350 for Mr. Kilguss; $7,350 for Mr. Dobb; $5,078 for Mr. Thompson; $5,293 for Mr. Orchard; $2,875 for Mr. DeBlasio and $0 for Mr. Sullivan; and (b) payments made by us for premiums on certain life insurance policies in the amount of $41 for Mr. Cooney; $54 for each of Messrs. Kilguss, Dobb, Thompson and Orchard; $14 for Mr. DeBlasio and $32 for Mr. Sullivan. The compensation listed in this column for Mr. DeBlasio also includes $927,200 of severance related to his termination of employment, $10,350 for corporate housing, $2,889 for the use of a company-provided automobile and a gross up of $36,264 for the payment of estimated taxes on taxable reimbursements made to Mr. DeBlasio. The compensation listed in this column for Mr. Sullivan also includes $275,000 of accrued severance related to his termination of employment, $17,438 for corporate housing, $4,398 for the use of a company-provided automobile and a gross up of $58,484 for the payment of estimated taxes on taxable reimbursements made to Mr. Sullivan.
(5) Mr. Cooney’s employment began in March 2009.
(6) We paid this sign-on bonus to Mr. Cooney in connection with his commencement of employment.

(7) Mr. Cooney’s March 2009 offer letter provided for a grant of 200,000 shares of restricted stock on each of the first anniversary and second anniversary of his commencement date. The amount reported in this column includes the grant date fair value of $896,000 attributable to these 400,000 shares of restricted stock which we considered granted per his offer letter. We made the first grant of 200,000 shares of restricted stock in March 2010. We value his restricted stock at $2.24 per share, the closing price of our common stock reported on Nasdaq on the grant date.
(8) Mr. Kilguss’ employment began in April 2008.
(9) Mr. Dobb’s employment began in April 2007.
(10) Amounts reported include the grant date fair value of performance-based restricted stock awards considered granted in March of 2008 and 2009 calculated in accordance with FASB ASC Topic 718. Our Board of Directors established revenue and EBITDA targets in 2008 and 2009 which would either be met or not met in the particular year. If the revenue and EBITDA targets are met for a particular year, 100% of the award for that year will vest in March of the following year. If the revenue and EBITDA targets are not met for a particular year, 50% of the award for that year is forfeited and the remaining 50% of the award will vest in March 2012. For 2008, the amounts reported include $24,802 for Mr. Dobb, $20,004 for Mr. Thompson, $107,341 for Mr. DeBlasio and $38,201for Mr. Sullivan, valued at $4.30 per share, the closing price of our common stock reported on Nasdaq on the date the 2008 targets were established. For 2009, the amounts reported include $14,651 for Mr. Dobb, $11,814 for Mr. Thompson and $22,563 for Mr. Sullivan, valued at $2.54 per share, the closing price of our common stock reported on Nasdaq on the date the 2009 targets were established. The revenue and EBITDA targets were not met in either 2008 or 2009, which resulted in forfeiture of 50% of the award reported for each individual.
(11) Mr. DeBlasio’s employment ended March 15, 2009.
(12) Mr. Sullivan’s employment began in November 2006 and ended July 31, 2009.

Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to the named executive officers in 2009:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)		All Other Stock Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name and Principal Position	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)

J. Eric Cooney	Restricted Stock	3/16/2009				300,000				672,000
President and Chief	Restricted Stock	3/16/2009				400,000	(6)			896,000
Executive Officer	Stock Option	3/16/2009						600,000	2.24	838,440
	2009 STIP	8/19/2009	—	475,000	950,000

George E. Kilguss, III	Restricted Stock	3/25/2009				37,700				95,758
Chief Financial	Stock Option	3/25/2009						67,900	2.54	107,479
Officer	2009 STIP	8/19/2009	—	137,500	275,000

Richard P. Dobb	Restricted Stock	3/25/2009				37,400				94,996
Chief Administrative	Stock Option	3/25/2009						67,400	2.54	106,687
Officer	Performance Shares(7)	3/25/2009				5,768				14,651
	2009 STIP	8/19/2009	—	136,400	272,800

Randal R. Thompson	Restricted Stock	3/25/2009				23,300				59,182
SVP, Global Sales	Stock Option	3/25/2009						41,900	2.54	66,324
	Performance Shares(7)	3/25/2009				4,652				11,814
	2009 STIP	8/19/2009	—	105,729	211,458

Steven A. Orchard	Restricted Stock	3/25/2009				13,800				35,052
SVP, Operations and	Stock Option	3/25/2009						24,800	2.54	39,256
Support	Restricted Stock	7/14/2009				6,200				18,228
	Stock Option	7/14/2009						15,200	2.94	27,693
	2009 STIP	8/19/2009	—	70,568	141,136

James P. DeBlasio(8)	—	—	—	—	—	—		—	—	—
Former Chief
Executive Officer

Timothy P. Sullivan	Restricted Stock	3/25/2009				37,700				95,758
Former Chief	Stock Option	3/25/2009						67,900	2.54	107,479
Technology Officer	Performance Shares(7)	3/25/2009				8,884				22,563

(1) Amounts in these columns represent the threshold, target and maximum awards set for the 2009 STIP. The actual amount of awards paid for 2009 performance is included in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.”
(2) We granted restricted stock awards under our 2005 Stock Incentive Plan for all named executive officers. The shares of restricted stock vest annually in four equal installments beginning on the first anniversary of the grant date.
(3)We granted stock options under our 2005 Stock Incentive Plan for all named executive officers. The stock options vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter.

(4) The exercise price is equal to the closing price of our common stock reported on Nasdaq on the grant date.
(5) Represents the full grant date fair value of restricted stock, stock options and performance shares granted in 2009, calculated in accordance with FASB ASC Topic 718. For valuation assumptions, see footnotes 1 and 2 to the Summary Compensation Table.
(6)These restricted shares were considered granted pursuant to Mr. Cooney’s March 2009 offer letter which provided for a grant of 200,000 shares of restricted stock on each of the first anniversary and second anniversary of his commencement date. The shares of restricted stock vest annually in four equal installments beginning on the first anniversary of the grant date. We granted the first of these 200,000 shares of restricted stock on March 16, 2010, the first anniversary of Mr. Cooney’s employment.
(7) One-half of the awards for Messrs. Dobb and Thompson were forfeited in March 2010 when it was determined that the 2009 EBITDA and revenue targets were not met. The award for Mr. Sullivan was forfeited upon his termination of employment.
(8) Mr. DeBlasio’s employment ended in March 2009. No grants of plan-based awards were made to him in 2009.

Outstanding Equity Awards At Fiscal Year-End

The following table lists the outstanding stock options and restricted stock awards for each named executive officer as of December 31, 2009:

	Option Awards					Stock Awards
Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

J. Eric Cooney	3/16/2009	—	600,000	2.24	3/15/2019
President and Chief	3/16/2009					300,000	1,410,000
Executive Officer	3/16/2009					400,000	1,880,000

George E. Kilguss, III	3/25/2009	—	67,900	2.54	3/24/2019
Chief Financial Officer	3/25/2009					37,700	177,190
	4/30/2008					150,000	705,000

Richard J. Dobb	3/25/2009	—	67,400	2.54	3/24/2019
Chief Administrative	3/25/2009					37,400	175,780
Officer	3/20/2008					9,733	45,745
	4/30/2007					15,000	70,500
	3/25/2009							5,768	(4)	27,111
	3/20/2008							2,883	(5)	13,550

Randal R. Thompson	3/25/2009	—	41,900	2.54	3/24/2019
Senior Vice President,	3/25/2009					23,300	109,510
Global Sales	3/20/2008					7,849	36,890
	11/15/2007					20,000	94,000
	3/19/2007					1,562	7,341
	9/28/2006	2,187	—	14.46	9/27/2016
	3/15/2006					1,250	5,875
	1/18/2006	708	21	5.30	1/17/2016
	3/25/2009							4,651	(6)	21,860
	3/20/2008							2,326	(5)	10,932

Steven A. Orchard	7/14/2009	—	15,200	2.94	7/13/2019
Senior Vice President,	7/14/2009					6,200	29,140
Operations and	3/25/2009	—	24,800	2.54	3/24/2019
Support	3/25/2009					13,800	64,860
	3/20/2008					1,320	6,204
	3/19/2007					1,562	7,341
	9/28/2006	1,794	—	14.46	9/27/2016
	3/15/2006	7,188	312	7.40	3/14/2016
	1/18/2006	685	15	5.30	1/17/2016
	12/20/2002	3,535	—	4.80	12/19/2012
	2/21/2002	450	—	11.30	2/20/2012
	12/28/2001	50	—	11.90	12/27/2011

James P. DeBlasio(7)	9/30/2005	500,000	—	4.80	9/29/2015
Former Chief	6/23/2005	2,000	—	4.60	6/22/2015
Executive Officer	5/27/2004	2,000	—	14.90	5/26/2014
	9/16/2003	25,000	—	13.50	9/15/2013

Timothy P. Sullivan(8)	—	—	—	—	—	—	—	—		—
Former Chief
Technology Officer

(1) All unexercisable options become exercisable on the vesting date. The normal vesting period for options is 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter.

(2) The shares of restricted stock generally vest annually in four equal installments beginning on the first anniversary of the grant date.
(3) The dollar values are calculated using a per share stock price of $4.70, the closing price of our common stock reported on Nasdaq on December 31, 2009.
(4) Mr. Dobb forfeited 2,884 of these shares in March 2010 given that we did not meet the revenue and EBITDA targets established for 2009. Of the remaining reported performance-based shares, 2,884 shares will vest in March 2012.
(5) These performance-based shares will vest in March 2012.
(6) Mr. Thompson forfeited 2,326 shares in March 2010 given that we did not meet the revenue and EBITDA targets established for 2009. Of the remaining reported performance-based shares, 2,325 shares will vest in March 2012.
(7) All outstanding unvested stock options and restricted stock granted to Mr. DeBlasio became immediately vested upon his termination of employment in March 2009.
(8) Mr. Sullivan forfeited all outstanding unvested stock options and restricted stock upon his termination of employment in July 2009.

Option Exercises and Stock Vested

The following table provides information with respect to restricted stock that vested during 2009. No named executive officers exercised stock options in 2009.

Name and Principal Position	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)

J. Eric Cooney President and Chief Executive Officer	—	—

George E. Kilguss III Chief Financial Officer	50,000	139,500

Richard P. Dobb Chief Administrative Officer	11,826	35,950

Randal R. Thompson SVP, Global Sales	17,239	52,855

Steven A. Orchard SVP, Operations and Support	1,836	6,533

James P. DeBlasio Former Chief Executive Officer	222,706	567,900

Timothy P. Sullivan Former Chief Technology Officer	12,081	32,168

Non-Employee Director Compensation

In 2009, we compensated non-employee directors as follows:

	Cash	Stock Options(1) (#)		Restricted Stock(2) (#)

Newly appointed or elected director	–	–		12,500
Annual director retainer	$20,000	17,270	(3)	8,630	(3)
Board meeting attendance fee – scheduled to be held in person	1,500	–		–
Committee meeting attendance fee – scheduled to be held in person	1,000	–		–
Board or Committee meeting attendance fee – scheduled to be held by telephone	750	–		–
Audit Committee chairperson annual retainer	10,000	–		–
Audit Committee member annual retainer	5,000
Compensation Committee chairperson annual retainer	7,500	–		–
Compensation Committee member annual retainer	2,500
Nominations and Governance Committee chairperson annual retainer	5,000	–		–
Chairman annual retainer(4)	40,000	–		–

(1) All stock options are fully vested and have an exercise price equal to 100% of the fair market value on the grant date, which is the closing price of our common stock reported on Nasdaq on that date.
(2) All shares of restricted stock vest in three annual installments on the anniversary of grant.
(3) The number of stock options and shares of restricted stock granted in 2009 was determined using a total value of $55,000 as recommended by CSI, and calculated by using the lesser of (a) the closing price of our common stock reported on Nasdaq on the grant date, or (b) three dollars per share.
(4) Our Chairman receives the listed amount in lieu of the retainer of $20,000 paid to all other directors and receives the standard director fees for attendance at Board and committee meetings as well as the equity grants made to all other directors.

To retain and attract highly-qualified individuals, the Board of Directors historically targeted its compensation at the median of the market based on a survey provided by Aon for software and Internet technology companies with $200 to $500 million in revenues. Given that the value of the equity component of our Board’s compensation package had fallen significantly below the market median in 2009, CSI recommended and the Board approved an increase in the value of the 2009 annual grants of stock options and restricted stock to a total of $55,000 (reflected in the table above). This step brought the equity component of the program closer to (but still somewhat below) the target value established by the Board in prior years. When setting this value for the annual grants, the Board agreed to further review the components of the compensation program, including both the cash and equity components, later in 2009 to determine the need for any further adjustments within the context of current economic conditions and updated market compensation levels, as consistent with its philosophy of targeting the median of the market for similar companies. After receiving recommendations from CSI, the Board determined late in 2009 that an additional modification to its compensation package was warranted to retain and attract qualified individuals. The change in non-employee director compensation for 2010 is reflected in the table below.

We also pay director expenses associated with attending Board of Directors and committee meetings. Directors who are also employees do not receive any additional compensation for serving on the Board or any of its committees.

Effective January 1, 2010, we increased the compensation of our non-employee directors as follows:

	Cash	Stock Options(1)(3) ($)	Restricted Stock(2)(3) ($)

Newly appointed or elected director	–	–	Number of restricted shares equal to $75,000
Annual director retainer	$20,000	Number of options equal to $37,500	Number of restricted shares equal to $37,500
Board meeting attendance fee – scheduled to be held in person	1,500	–	–
Committee meeting attendance fee – scheduled to be held in person	1,000	–	–
Board or Committee meeting attendance fee – scheduled to be held by telephone	750	–	–
Audit Committee chairperson annual retainer	15,000	–	–
Audit Committee member annual retainer	7,500	–	–
Compensation Committee chairperson annual retainer	10,000	–	–
Compensation Committee member annual retainer	5,000
Nominations and Governance Committee chairperson annual retainer	7,500	–	–
Chairman annual retainer(4)	50,000	–	–

(1) All stock options are fully vested and have an exercise price equal to 100% of the fair market value on the grant date, which is the closing price of our common stock reported on Nasdaq on that date.
(2) All shares of restricted stock vest in three annual installments on the anniversary of grant.
(3) CSI will determine the number of options and shares of restricted stock based on the fair market value of our common stock on the grant date.
(4) Our Chairman receives the listed amount in lieu of the retainer of $20,000 paid to all other directors and receives the standard director fees for attendance at Board and committee meetings as well as the equity grants made to all other directors.

The following table lists the compensation paid to our non-employee directors during 2009:

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Option Awards(1)(2)	Total

Eugene Eidenberg(3)	$50,250	$30,291	$37,761	$118,302
Charles B. Coe	57,000	30,291	37,761	125,052
William J. Harding(4)	45,500	30,291	37,761	113,552
Patricia L. Higgins	61,250	30,291	37,761	129,302
Kevin L. Ober	47,750	30,291	37,761	115,802
Gary M. Pfeiffer	61,000	30,291	37,761	129,052
Daniel C. Stanzione(3)	66,500	30,291	37,761	134,552

(1) Represents the full grant date fair value of restricted stock and stock options granted in 2009, calculated in accordance with FASB ASC Topic 718. We value restricted stock using the closing price of our common stock reported on Nasdaq on the grant date. We value stock options using the Black-Scholes model. For additional valuation assumptions, see the Notes to our Consolidated Financial Statements for the fiscal year ended December 31, 2009.
(2) The following table lists the number of outstanding stock options and restricted stock awards held by our non-employee directors as of December 31, 2009:

Name	Options (#)(a)	Restricted Stock (#)(b)

Eugene Eidenberg	157,269	13,630
Charles B. Coe	58,270	13,630
William J. Harding(c)	22,270	833
Patricia L. Higgins	56,270	18,359
Kevin L. Ober	35,270	13,630
Gary M. Pfeiffer	22,270	23,630
Daniel C. Stanzione	56,270	13,630

(a)	All outstanding options are fully vested.
(b)	Includes all grants of restricted stock, some of which remain subject to time-based vesting.
(c)	Dr. Harding retired from our Board in October 2009. Upon his resignation, he had three months to exercise his stock options and he forfeited all unvested shares of restricted stock.
(3) Dr. Eidenberg served as our Chairman from January 1, 2009 through June 18, 2009. Mr. Stanzione became our Chairman on June 19, 2009 and currently serves in that position.
(4) Dr. Harding retired from our Board of Directors effective October 20, 2009.

Ms. Wilson and Mr. Ruffolo joined our Board effective January 1, 2010 and thus received no compensation during 2009.

Non-Employee Director Stock Retention Policy

The Board of Directors adopted a stock retention policy in 2007 that requires each director to retain 50% of the “net shares” he or she acquires through exercises of stock option and vesting of restricted stock until six months following completion of the director’s services to us. Net shares are shares obtained after costs of exercise and taxes to the director. Our Board believes this policy to be an important corporate governance measure and considers it important in further aligning the interests of our directors with those of our stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on this review and discussion, recommends that the Compensation Discussion and Analysis be included in the proxy statement and filed with the SEC.

The Compensation Committee

Charles B. Coe, Chairman
Patricia L. Higgins
Michael A. Ruffolo
Daniel C. Stanzione

CERTAIN RELATIONSHIPS AND TRANSACTIONS

No related party had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. We do not have policies and procedures for the review, approval or ratification of any transactions with related parties because we have not historically had to consider a related party transaction.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of four directors who are independent under Nasdaq company standards and applicable SEC standards. The Audit Committee represents and assists the Board in fulfilling its oversight responsibility regarding the integrity of the company’s financial statements and the financial reporting and accounting process, the systems of internal accounting and financial controls, the performance of the internal audit function and the independent registered public accounting firm, the qualifications and independence of the registered public accounting firm, the annual independent audit of our financial statements and compliance with legal and regulatory requirements.

The Audit Committee is directly responsible in its capacity as a committee of the Board of Directors for appointing, retaining, compensating, overseeing, evaluating and terminating (if appropriate) the company’s independent registered public accounting firm. The company’s management has primary responsibility for the financial statements and the financial reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements and the systems of internal controls and other procedures designed to promote compliance with accounting standards and applicable laws and regulations. The company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the company’s financial statements with generally accepted accounting principles and for auditing the effectiveness of the company’s internal control over financial reporting.

The Audit Committee has taken steps to provide assurances regarding Audit Committee composition and procedures, the independence of the company’s independent registered public accounting firm and the integrity of the company’s financial statements and disclosures. These steps include: (a) reviewing the Audit Committee Charter; (b) reviewing the Code of Conduct; (c) maintaining a procedure to allow employees, stockholders and the public to report concerns regarding the company’s financial statements, internal controls and disclosures through the Ethics Hotline; and (d) reviewing procedures for the Audit Committee to pre-approve all audit and non-audit services provided by the company’s independent registered public accounting firm.

As part of its supervisory duties, the Audit Committee has reviewed the company’s audited financial statements for the fiscal year ended December 31, 2009 and has discussed those financial statements with the company’s management, internal auditors and independent registered public accounting firm with and without management present. The Audit Committee also has reviewed and discussed the following with the company’s management, the internal auditors and independent registered public accounting firm with and without management present:

●	accounting and financial principles and significant assumptions, estimates and matters of judgment used in preparing the financial statements;
●	allowances and reserves for accounts receivable, inventories and taxes;
●	accounting for acquisitions and equity-based compensation plans;
●	goodwill impairment analysis; and
●	other significant financial reporting issues and practices.

The Audit Committee has discussed with the company’s independent registered public accounting firm the results of the independent registered public accounting firm’s examinations and the judgments of the independent registered public accounting firm concerning the quality, as well as the acceptability, of the company’s accounting principles and such other matters that it is required to discuss with the independent registered public accounting firm under applicable rules, regulations or generally accepted auditing standards, including the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence rules and has discussed their independence from the company and the company’s management with them, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the scope of all fees paid to the independent registered public accounting firm during the year. After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to the company’s Board of Directors that the audited financial statements for the fiscal year ended December 31, 2009, be included in the company’s Annual Report on Form 10-K for the year then ended to be filed with the Securities and Exchange Commission.

Audit Committee

Gary M. Pfeiffer, Chairman
Eugene Eidenberg
Kevin L. Ober
Debora J. Wilson

The foregoing report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL 2 —
AMENDMENT OF OUR RESTATED ARTICLES OF INCORPORATION TO
INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

Introduction

On April 12, 2010, our Board of Directors adopted, subject to stockholder approval, an amendment to our Restated Certificate of Incorporation to increase our authorized shares of common stock, $0.001 par value, from 60,000,000 shares of common stock to 120,000,000 shares of common stock. The purpose of the amendment is to provide additional shares for possible future issuance. We are not seeking to increase the shares of preferred stock, none of which are currently outstanding.

The additional shares of common stock to be authorized by approval of the amendment would have rights identical to our currently outstanding common stock. Approval of the proposed amendment and issuance of the common stock would not affect the rights of the holders of our currently outstanding common stock, except for effects incidental to any increase in the number of shares of common stock outstanding, such as dilution of the earnings per share and voting rights of current holders. If the amendment is approved by our stockholders at the annual meeting, it will become effective upon filing of a Certificate of Amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which filing would occur promptly following the annual meeting.

Authorized Shares of Common Stock

As of March 31, 2010, of the 60,000,000 shares of common stock currently authorized, we estimate a total of 58,797,921 shares have been issued or reserved:

●	approximately 51,832,434 shares have been issued and are currently outstanding;
●	approximately 4,819,154 shares are issuable upon exercise of outstanding stock options under all of our equity plans;
●	approximately 1,953,625 shares remain available for grant under all of our equity plans; and
●	approximately 192,708 shares remain available for purchase under our 2004 Employee Stock Purchase Plan.

Reasons for the Proposal

The additional authorized shares of common stock will provide us with greater flexibility to use our common stock, without further stockholder approval (except to the extent such approval may be required by law or by applicable listing standards of Nasdaq) for any proper corporate purposes including, without limitation, raising equity capital through a future public offering or private placement, expanding our business through future acquisitions and other investment opportunities, entering into strategic relationships and providing equity incentives to employees, officers or directors or for other general corporate purposes. We currently do not have specific agreements or plans that would involve the issuance of the proposed additional authorized shares. If the proposed amendment is approved, the newly authorized shares would be unreserved and available for issuance by us without further stockholder authorization, except as may be required by applicable law or regulation. If our authorized capital stock is not increased, as of March 31, 2010, we would have approximately 1,202,079 shares available for such uses. Our Board of Directors believes that this is an insufficient amount of shares to provide flexibility that could benefit our stockholders.

Possible Effects of the Proposal

The increase in authorized shares of common stock will not have any immediate effect on the rights of existing stockholders. However, stockholders should recognize that the issuance of additional shares of common stock could dilute the ownership and voting rights of stockholders and, depending upon the price at which the shares are issued, could be dilutive to existing stockholders and have a negative effect on the trading price of our common stock. The holders of our common stock do not have any preemptive rights. Although the Board of Directors has no present intention of issuing any additional shares of common stock as an anti-takeover measure, the proposed increase in authorized but unissued common stock could be considered an anti-takeover measure because the additional authorized but unissued shares of common stock could be used by our Board to make a change in control of us more difficult. This proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us). Nevertheless, stockholders should be aware that approval of this proposal could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over the then current market prices.

Vote Required

The affirmative vote of holders of a majority of outstanding shares entitled to vote at the annual meeting is required to approve the proposed amendment to our Restated Certificate of Incorporation.

Your Board of Directors unanimously recommends that you vote FOR approval of the amendment of our Restated
Certificate of Incorporation to increase the authorized shares of common stock.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010. PricewaterhouseCoopers LLP has audited our financial statements since our inception in 1996. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors, however, is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain this firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

Audit Fees

The following table shows the fees paid or accrued by us for the audit and other services provided by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2009 and 2008:

	2009	2008

Audit Fees(1)	$992,538	$2,250,926
Audit-Related Fees(2)	373,791	578,049
Tax Fees(3)	122,866	42,265
All Other Fees(4)	3,900	1,500
Total	$1,493,095	$2,872,740

(1) Fees related to the audit of our annual financial statements, including the audit of the effectiveness of internal control over financial reporting and the reviews of the quarterly financial statements filed on Forms 10-Q.
(2) Fees primarily related to international statutory filings.
(3) Fees primarily related to tax compliance, advice and planning.
(4) Fees related to services performed in conjunction with other professional services.

Approval of Audit and Permissible Non-Audit Services

Our Audit Committee Charter requires the Audit Committee to review and approve all audit services and all permissible non-audit services to be performed for us by our independent registered public accounting firm. The Audit Committee will not approve any services that are not permitted by SEC rules.

The Audit Committee pre-approved all audit and audit related, tax and non-audit related services to be performed for us by our independent registered public accounting firm.

Your Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm  for the fiscal year ended December 31, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and SEC regulations require our directors, executive officers and persons who own more than 10% of our outstanding common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of copies of these reports or of certifications to us that no report was required to be filed, we believe that all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them during the 2009 fiscal year.

ADDITIONAL INFORMATION

Stockholders List

A list of stockholders entitled to vote at the annual meeting will be available for review by our stockholders at the office of Richard P. Dobb, Corporate Secretary, Internap, located at 250 Williams Street, Suite E-100, Atlanta, Georgia, during ordinary business hours for the 10-day period before the meeting.

Director and Officer Indemnification

We indemnify our directors and named executive officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to us.

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2010 proxy statement and proxy card. Any such stockholder proposals must be submitted in writing to our Corporate Secretary no later than December 31, 2010.

You should address all stockholder proposals to the attention of Richard P. Dobb, Corporate Secretary, Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, Georgia 30303.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

Our bylaws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8 under the Exchange Act, but is instead sought to be presented directly at the annual meeting in 2011, must be received at our executive offices in Atlanta, Georgia, not less than 90 days nor more than 120 days prior to the first anniversary of our 2010 annual meeting. As a result, proposals, including director nominations, submitted pursuant to these provisions of our bylaws must be received between February 17, 2011 and the close of business on March 18, 2011. You should address all stockholder proposals to the attention of Richard P. Dobb, Corporate Secretary, Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, Georgia 30303 and include the information and comply with the requirements set forth in our bylaws.

Solicitation of Proxies

We will pay the expenses of solicitation of proxies for the annual meeting. Solicitations may be made in person or by telephone, by our officers and employees or by nominees or other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by the nominees or other fiduciaries. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of our common stock. We have engaged Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist us in the solicitation of proxies at an estimated fee of approximately $6,500 plus reasonable out-of-pocket expenses.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2009 Annual Report to Stockholders to multiple stockholders who share an address, unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to Internap Network Services Corporation, 250 Williams Street, Atlanta, Georgia 30303, Attention: Investor Relations. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future should make a request directly to their broker, bank or other nominee.

Electronic Access to Proxy Statement and Annual Report

Our proxy statement for the 2010 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended December 31, 2009 are available at http://ir.internap.com/proxy10.cfm.

C/O AMERICAN STOCK TRANSFER 59 MAIDEN LANE NEW YORK, NY 10038	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Internap Network Services in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Internap Network Services, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M24527-P90963	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

INTERNAP NETWORK SERVICES CORPORATION	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.	☐	☐	☐

Vote on Directors

(1) To elect three directors to serve until the 2013 annual meeting and one director to serve until the 2011 annual meeting and until their successors are elected and qualified, or until such directors' earlier death, resignation or removal (except as indicated to the contrary on the right).

01)	Kevin L. Ober for a term to expire at the 2013 annual meeting
02)	Gary M. Pfeiffer for a term to expire at the 2013 annual meeting
03)	Michael A. Ruffolo for a term to expire at the 2013 annual meeting
04)	Debora J. Wilson for a term to expire at the 2011 annual meeting

Vote on Proposals				For	Against	Abstain

(2)	To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock; and			☐	☐	☐

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010.			☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as properly may come before the annual meeting and any and all adjournments thereof.

This Proxy will be voted in the manner directed by the undersigned stockholder. If this Proxy is returned and no direction is provided by the undersigned stockholder, this Proxy will be voted FOR ALL NOMINEES in Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M24528-P90963

INTERNAP NETWORK SERVICES CORPORATION PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

Revocable Proxy	COMMON STOCK

The undersigned hereby appoints George E. Kilguss III and Richard P. Dobb, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of Internap Network Services Corporation (the "Company") that the undersigned is entitled to vote at the 2010 Annual Meeting of Stockholders of the Company, to be held on Thursday, June 17, 2010, at 10:00 a.m., Eastern Time, at 250 Williams Street, Atlanta, Georgia, and at any and all adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions listed on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted "FOR" Proposals 1, 2 and 3. If any other business is presented at the annual meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by: (i) giving written notice to the Corporate Secretary; (ii) executing and delivering to the Corporate Secretary a duly executed proxy card bearing a later date; or (iii) attending at the annual meeting and voting in person.

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED
POSTAGE-PAID ENVELOPE

(Continued, and to be signed and dated, on the reverse side)